Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

ASSET PURCHASE AGREEMENT

by and among

AVADEL LEGACY PHARMACEUTICALS, LLC,

AVADEL US HOLDINGS, INC.,

Exela Sterile Medicines llc

and

Exela Holdings, Inc.

June 30, 2020

This document is intended solely to facilitate discussion between the parties. This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all parties and the delivery of an executed copy hereof by each party to the other party.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN AN AFFILIATE OF SELLER AND PURCHASER AND, IF APPLICABLE, THEIR AFFILIATES AND REPRESENTATIVES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

2

-i-

(continued)

Page

5.08	Intellectual Property	12

5.09	Litigation	13

5.10	Compliance with Laws; Licenses and Permits	13

5.11	Environmental Matters	15

5.12	Affiliated Transactions	15

5.13	Brokerage	15

5.14	No Other Representations and Warranties	16

Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER	16

6.01	Organization and Organizational Power	16

6.02	Authorization; Valid and Binding Agreement	16

6.03	No Contravention	17

6.04	Litigation	17

6.05	Brokerage	17

6.06	Sufficiency of Funds	17

6.07	Solvency	18

6.08	Liens	18

6.09	No Additional Representations; Inspection	18

Article VII COVENANTS	18

7.01	[Reserved]	18

7.02	Access to Books and Records	18

7.03	Confidentiality of Seller	19

7.04	Regulatory and USPTO Filings	19

7.05	[Reserved]	20

7.06	Further Assurances	20

7.07	[Reserved]	20

7.08	Transfer of Marketing Authorizations; National Drug Codes; Transitional Trademark License; Rebates, Chargebacks and Returns	20

7.09	Shared Contracts	22

7.10	Payments from Third Parties; Accounts Payable	22

7.11	Return of Excluded Assets and Transferred Assets	22

-ii-

(continued)

		Page

7.12	[Reserved]	23

7.13	Mutual Non-Solicitation	23

7.14	Insurance	23

7.15	[Reserved]	24

7.16	Dismissal of Claims	24

7.17	Termination of Nouress Trademark Application	24

7.18	Assignment of Transferred Contracts	24

Article VIII TERMINATION	24

8.01	[Reserved]	24

8.02	[Reserved]	24

Article IX INDEMNIFICATION	24

9.01	Indemnification by Seller	24

9.02	Indemnification by Purchaser	25

9.03	Indemnification Payments; Limitations on Liability	25

9.04	Survival	27

9.05	Notice; Defense of Claims	27

Article X ADDITIONAL COVENANTS	29

10.01	Provision Respecting Legal Representation	29

10.02	Tax Matters	30

10.03	Purchaser Parent Guarantee	31

10.04	Seller Parent Guarantee	31

Article XI DEFINITIONS	32

11.01	Definitions	32

11.02	Rules of Construction and Other Definitional Provisions	43

11.03	References	44

11.04	Index of Defined Terms	44

Article XII MISCELLANEOUS	46

12.01	Press Releases and Communications	46

12.02	Expenses	46

12.03	Notices	46

-iii-

(continued)

Page

12.04	Successors and Assigns	47

12.05	Severability	48

12.06	Construction	48

12.07	Amendment and Waiver	48

12.08	Entire Agreement	48

12.09	Third-Party Beneficiaries	49

12.10	Purchaser Deliveries	49

12.11	Delivery by Electronic Transmission	49

12.12	Counterparts; Effectiveness	49

12.13	Governing Law	49

12.14	Jurisdiction	49

12.15	Waiver of Trial by Jury	50

12.16	Non-Recourse	50

12.17	Specific Performance	51

12.18	Time is of the Essence	51

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 30, 2020, is made by and among Exela Sterile Medicines LLC, a Delaware limited liability company (“Purchaser”), Avadel Legacy Pharmaceuticals, LLC, a Delaware limited liability company (“Seller”), solely for purposes of Section 3.06, Section 7.16 and Section 10.03 (as well as any provision of Article XI and Article XII as it relates to any such Section or Article or as expressly set forth therein), Exela Holdings, Inc., a Delaware corporation (“Purchaser Parent”), and, solely for purposes of Section 7.16 and Section 10.04 (as well as any provision of Article XI and Article XII as it relates to any such Section or Article or as expressly set forth therein), Avadel US Holdings, Inc., a Delaware corporation (“Seller Parent”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI. In this Agreement, Seller, Seller Parent, Purchaser and Purchaser Parent are individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Seller owns, licenses or otherwise holds certain rights to manufacture, package, promote, market, sell, distribute and/or otherwise commercialize the Products in the Territory and other assets exclusively related to the Business; and

WHEREAS, Seller desires to sell, transfer, assign, convey and deliver the Transferred Assets, and Purchaser desires to purchase the Transferred Assets and assume or cause certain of its Affiliates to assume certain liabilities related to the Business, in each case, upon the terms and subject to the conditions set forth herein (the “Purchase”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

SALE AND PURCHASE OF ASSETS, ASSUMPTION OF LIABILITIES

1.01            Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Purchaser at the Closing, and Purchaser agrees to purchase, acquire and accept delivery from Seller at the Closing, all of Seller’s rights, title and interests in, to and under the Transferred Assets, in each case free and clear of all Liens other than Permitted Liens.

1.02            Excluded Assets. Nothing in this Agreement shall operate to transfer from Seller, create any obligation on Seller to transfer or cause to have transferred any rights, title or interests in or to any of the Excluded Assets.

1.03            Assumed Liabilities. Effective at the Closing and from and after the Closing Date, Purchaser shall assume, or cause its applicable Affiliates to assume, the Assumed Liabilities and shall pay, perform, satisfy and discharge when due the Assumed Liabilities.

1.04            Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, Seller shall retain and be responsible for all Excluded Liabilities, and, as the case may be, their payment, performance, satisfaction and discharge when due.

1.05            Business Transfer Documents. To the extent required under applicable Law or as reasonably deemed necessary by either of the Parties, to effect the transactions contemplated hereunder, the Parties shall execute and deliver, or cause their respective Affiliates to execute and deliver, such asset and/or business transfer agreements, bills of sale, deeds, assignments, assumptions and other documents and instruments of sale, conveyance, assignment, novation, transfer and assumption (the “Business Transfer Documents”) as are necessary to effect any transfer of the Transferred Assets or related Assumed Liability or any assumption of the Assumed Liabilities at the Closing. The Business Transfer Documents shall be in form and substance reasonably agreed to by the Parties and as is usual and customary in the applicable jurisdiction; provided, that the Parties agree and acknowledge that the Business Transfer Documents are intended solely to formalize the terms and conditions of this Agreement in order to comply with any applicable Law and shall be, in all respects, consistent with the terms and conditions set forth in this Agreement and not provide for any additional obligations or restrictions on the Parties. In the event of any inconsistency between this Agreement and a Business Transfer Document, this Agreement shall control to the extent it would not be incompatible with applicable Law.

1.06            Recording and Similar Responsibilities. Notwithstanding the foregoing provisions of this Article I, it shall be Purchaser’s responsibility (a) to prepare the applicable Patent assignments and Trademark assignments, which shall be in the form attached to this Agreement as Exhibit A and Exhibit B (the “IP Transfer Documents”), respectively, and to record such assignments following execution thereof by Seller at the Closing, and (b) to bear the fees and other costs in accordance with Section 3.03.

Article II

CLOSING

2.01            Closing. The closing of the Purchase (the ”Closing”) shall take place at the offices of Goodwin Procter LLP (“Goodwin”) located at 100 Northern Ave, Boston, Massachusetts 02210, or remotely through the execution and exchange of the documents and agreements contemplated herein to be executed and delivered in connection with the Closing, on the second Business Day following the satisfaction or waiver (by the Party entitled to the benefit of such condition) of all of the closing conditions set forth in Article IV (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing) unless another time, date or place is mutually agreed to in writing by the Parties. The date of the Closing is referred to herein as the “Closing Date.” The Closing shall be effective as of 11:59 p.m. Eastern Time on the Closing Date.

2.02        Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (or Purchaser’s designated Affiliate) (unless previously delivered) the following:

(a)            a certificate from Seller, executed by an authorized officer of Seller and dated as of the Closing Date, stating that the conditions specified in Sections 4.01(a) and 4.01(b) have been satisfied;

(b)            a duly executed IRS Form W-9 certifying that Seller is a U.S. person and is exempt from backup withholding;

(c)            a duly executed counterpart to each Ancillary Agreement;

(d)            evidence reasonably satisfactory to Purchaser of the release of all Liens on the Transferred Assets other than Permitted Liens;

(e)            evidence reasonably satisfactory to Purchaser of the receipt of all Third Party consents, waivers, approvals or notices set forth on Schedule 2.02(e); and

(f)             a duly executed Collateral Subordination Agreement by and between Seller, Deerfield Private Design Fund IV, L.P., as Collateral Agent for the Junior Lenders (as each term is defined in the Subordination Agreement) (the “Collateral Agent”), Purchaser and Purchaser Parent (the “Subordination Agreement”);

(g)            a duly executed mutual release by and between Seller and Exela Pharma Sciences, LLC, a wholly-owned subsidiary of Purchaser Parent, with respect to the Nouress Litigation, in the form of Exhibit F hereto (the “Release)”;

(h)            a certificate pursuant to Treasury Regulations Section 1.1445-2(b), duly executed by the Seller.

2.03        Purchaser Closing Deliverables. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered) the following:

(a)            the Closing Cash Consideration, by wire transfer of immediately available funds in accordance with Section 3.01;

(b)            a certificate of Purchaser, executed by an authorized officer thereof and dated as of the Closing Date, stating that the conditions specified in Section 4.02(a) and 4.02(b) have been satisfied;

(c)            a duly executed counterpart to each Ancillary Agreement;

(d)            the duly executed Subordination Agreement; and

(e)            the duly executed Release.

Article III

PURCHASE PRICE

3.01        Consideration. In consideration for the purchase and sale of the Transferred Assets and the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, Purchaser hereby agrees to pay Seller (such amounts, the “Purchase Price”):

(a)            at the Closing, the Closing Cash Consideration by wire transfer of immediately available funds to one or more accounts designated in writing by Seller prior to the Closing; and

(b)            following the Closing and subject to Section 3.05 and Article IX, $27,500,000 to be paid in equal monthly installments of $2,750,000 (each, a “Monthly Payment”, and collectively, the “Monthly Payments”) for ten (10) consecutive months beginning on (i) the first Business Day on or after ninety (90) days following the Closing Date for the first Monthly Payment and (ii) the first Business Day on or after the twentieth (20th) day of each calendar month (beginning in the calendar month following the calendar month in which the payment pursuant to subsection (i) is made) for the remaining nine (9) Monthly Payments thereafter, in each case, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller prior to such Monthly Payment.

3.02        Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that such amounts are so deducted and withheld by Purchaser and paid to the applicable Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid by Purchaser to Seller.

3.03        Transfer Taxes and Other Costs.

(a)            All Transfer Taxes payable on or in connection with the transfer of the Transferred Assets to Purchaser and the transactions contemplated by this Agreement shall be shared equally by Seller and Purchaser.

(b)            The Party responsible under applicable Law for filing the applicable Tax Return with respect to such Transfer Tax shall prepare and file all necessary Tax Returns and other documentation required to be filed by it with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their applicable Affiliates to, join in the execution of any such Tax Returns and other documentation. Seller and Purchaser agree to cooperate with each other in the filing of any Tax Returns with respect to Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns and other documentation.

(c)            All out-of-pocket costs and fees incurred by Seller and any of its Affiliates related or necessary to prepare and transfer the Transferred Assets or the Assumed Liabilities to Purchaser in accordance with the terms of this Agreement or any Ancillary Agreement, shall be the obligations of and paid solely by Purchaser when due; provided, that no amount shall be incurred by Seller without the prior written consent of Purchaser unless it is listed on Schedule 3.03(c) and, provided, further, that if any such amount has been paid by Seller or any of its Affiliates, Purchaser shall, subject to receipt of satisfactory evidence of such Person’s payment thereof, promptly reimburse Seller. For the avoidance of doubt, Seller shall be responsible for the Transaction Expenses.

(d)            All out-of-pocket costs and expenses associated with removing and moving any Transferred Asset to a location designated by Purchaser shall be borne and paid solely by Purchaser when due; provided, that no amount shall be incurred by Seller without the prior written consent of Purchaser unless it is listed on Schedule 3.03(d) and, provided, further, that if any such amount shall be incurred by Seller (after written consent of Purchaser unless such costs or expenses are listed on Schedule 3.03(d), Purchaser shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller.

3.04        Allocation of the Consideration. The Parties agree that Seller shall prepare a draft IRS Form 8594 allocating the Closing Cash Consideration, the Monthly Payments, the Assumed Liabilities and other relevant items comprising the purchase price (as determined for U.S. federal income tax purposes and as adjusted pursuant to the terms of this Agreement) (and all Liabilities and other capitalizable costs for Tax purposes), among the Transferred Assets in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder. Seller shall deliver the draft IRS Form 8594 to Purchaser for review and comment within [***] after the Closing Date. Purchaser shall deliver its comments to Seller within [***] thereafter and Seller shall consider Purchaser’s comments in good faith and incorporate any reasonable comments from Purchaser in such draft Form 8594. If Seller objects to any comment made by Purchaser with respect to the draft Form 8594 (i.e., on the basis that such comment is not reasonable), the parties shall proceed in good faith to determine mutually the appropriate resolution of the issues in dispute. Each of the Purchaser and Seller shall timely file the final IRS Form 8594 in accordance with the agreed upon draft Form 8594. None of Purchaser, Seller or their respective Affiliates shall take any Tax position (whether in Tax audits, Tax Returns or otherwise) that is inconsistent with the final IRS Form 8594 unless required to do so by applicable Law. To the extent required under the Code and the applicable Treasury Regulations, any amendments to the final IRS Form 8594 shall be prepared by Seller, submitted to Purchaser for its review, and otherwise filed and treated in a manner consistent with the draft IRS Form 8594 as provided in this Section 3.04.

3.05        Monthly Payments.

(a)            Security Interest. As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all or any portion of the Monthly Payments and, if applicable, the Change of Control Payment, the Product Transfer Payment, the Default Amount, the Default Payment and the Default Fee (collectively, the “Deferred Payment Obligations”), Purchaser grants to Seller a security interest in all of Purchaser’s right, title and interest in and to the Collateral. Purchaser agrees that from time to time at or following the Closing, at the reasonable expense of Purchaser, Purchaser will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that Seller may reasonably request, in order to perfect and protect any security interest (including the priority thereof) granted or purported to be granted hereby in the Collateral or to enable Seller to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including to (i) execute (if necessary), authorize the filing of (if applicable) and file such financing or continuation statements, or amendments thereto, and (ii) file any short form intellectual property security agreements executed by Purchaser in connection herewith with the United States Patent and Trademark Office or United States Copyright Office (or any successor office). Purchaser hereby authorizes Seller to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Purchaser. Upon the full and complete payment in cash of all of the applicable Deferred Payment Obligations to Seller, Seller’s Liens on any of the Collateral shall be immediately and automatically released and all rights in the Collateral shall revert to Purchaser and Seller shall, at Seller’s reasonable expense, promptly take such actions to evidence such release as may be reasonably requested by Purchaser or its designee; provided, that upon the full and complete payment in cash of a Product Transfer Payment to Seller, Seller’s Liens on any of the Collateral specific to the applicable Product that was the subject of the applicable Product Transfer shall be immediately and automatically released and all rights in such Collateral shall revert to Purchaser and Seller shall, at Seller’s reasonable expense, promptly take such actions to evidence such release as may be reasonably requested by Purchaser or its designee.

(b)            Restrictions on Collateral Transfers. Subject to the terms of the Subordination Agreement, until the full and complete payment in cash of all of the applicable Deferred Payment Obligations to Seller, Purchaser shall not (i) create, incur or suffer any Lien upon any of the Collateral (other than a first priority Lien on the Collateral in favor of Seller in accordance with this Section 3.05 and, subject to the Subordination Agreement, a second priority Lien on the Collateral in favor of the Collateral Agent), (ii) assign, sell, transfer, license or otherwise dispose of any of the Collateral (other than inventory of the Products in the ordinary course of business consistent with past practice) or (iii) commit to do any of the foregoing; provided, that this Section 3.05(b) shall not restrict a Product Transfer if the Product Transfer Payment is paid in full upon the consummation of such Product Transfer.

(c)            Change of Control; Transfer of Product. Upon the consummation of a Purchaser Change of Control, all Monthly Payments that remain unpaid on the date of such Purchaser Change of Control shall accelerate and become immediately due and payable, and all such Monthly Payments shall be paid at or prior to the consummation of such Purchaser Change of Control (the “Change of Control Payment”). Upon the transfer of all or substantially all of the rights to any one of the Products, not including the Nouress Product, to a Third Party (a “Product Transfer”), [***] of the amount of all Monthly Payments that remains unpaid on the date of the consummation of such Product Transfer (the “Product Transfer Payment”), shall accelerate and become immediately due and payable. For the sake of clarity, if there are two Product Transfers, a Product Transfer Payment shall accelerate and become immediately due and payable for each such Product Transfer.

(d)            Payment Defaults. (i) Upon [***] prior written notice to Purchaser, upon the occurrence and during the continuance of any Payment Default (other than pursuant to clause (d) thereof) and (ii) automatically upon the occurrence and during the continuance of a Payment Default pursuant to clause (d) thereof, Seller may in its sole discretion accelerate the obligation of Purchaser to make all Monthly Payments that remain unpaid on the date of such Payment Default (the “Default Amount”) and declare all the Default Amount plus the Default Fee to be immediately due and payable (the “Default Payment”) and sign and file in Purchaser’s name any and all collateral assignments, notices, control agreements, security agreements and other documents Seller deems necessary or appropriate to perfect or protect the repayment of such Default Payment. For purposes of the prior sentence, any due but unpaid Change of Control Payment or Product Transfer Payment shall be included as a Default Amount; provided that the total Default Amount shall not exceed the aggregate of the Monthly Payments due under this Agreement, less payments made in respect of Monthly Payments, Change of Control Payments and Product Transfer Payments hereunder. If the remedy in this Section 3.05(d) is exercised by Seller, Seller may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing. Any such sale may be made either at public or private sale at its place of business or elsewhere. Purchaser agrees that any such public or private sale may occur upon [***] prior written notice to Purchaser. Seller may, at Seller’s sole cost and expense, require Purchaser to assemble the Collateral and make it available to Seller at a place designated Seller that is reasonably convenient to both Parties. “Default Fee” means the greater of [***] of the Default Amount or [***].

(e)            Tax Treatment. The Parties agree that unless Seller makes an election under Section 453(d) of the Code, the Monthly Payments received by Seller shall be eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate.

3.06        Nouress Cash Consideration and Admission. Seller and Seller Parent hereby (i) admit the manufacture, use, sale, offer for sale, distribution and importation into the United States of the Nouress Product by Seller or Seller Parent prior to the Closing would infringe one or more claims of U.S. Patent No. 10,478,453, 10,583,155, 10,653,719 or (if issued) pending in Patent Application Nos. 16/746,028, 16/773,641, 16/850,726 and 16/850,962 submitted to the USPTO by Purchaser and/or its Affiliates (such one or more pending and issued claims collectively being the “Claims”); (ii) admit the Claims, as well as any future pending or issued claims of substantially similar scope, may be determined by a court of competent jurisdiction to be valid and enforceable; and (iii) agree not to challenge the validity or patentability, or aid in any challenge to validity or patentability, of any issued or pending patents owned by Purchaser (and/or its affiliates) or Seller covering cysteine hydrochloride products, including those listed in the FDA’s Orange Book for Elcys® and Nouress and all patents and patent applications that claim priority to or share a substantially similar disclosure thereto. Seller and Seller Parent hereby acknowledge and agree that the Nouress Cash Consideration is consideration for the dismissal of the Nouress Litigation pursuant to Section 7.16 hereof.

Article IV

CONDITIONS TO CLOSING

4.01        Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the Purchase shall be subject to the fulfillment (or waiver by Purchaser in writing) of each of the following conditions at or prior to the Closing Date:

(a)            Each of the representations and warranties set forth in Article V shall be true and correct in all material respects (without giving effect to any “materiality”, “material adverse effect” or “Material Adverse Effect” qualifiers set forth therein) as of the Closing Date as though then made, unless made as of an earlier date, in which case, it shall be true and correct as of such earlier date;

(b)            Seller shall have performed and complied in all material respects with all of the agreements, covenants and conditions that are required to be performed by it at or prior to the Closing under this Agreement;

(c)            No judgment, decree or judicial order shall have been entered which prevents the Purchase, declares unlawful the Purchase or causes the Purchase to be rescinded; and

(d)            Seller shall have delivered to Purchaser the deliverables set forth in Section 2.02.

4.02        Conditions to Seller’s Obligations. The obligation of Seller to consummate the Purchase shall be subject to the fulfillment (or waiver by Seller in writing) of each of the following conditions at or prior to the Closing Date:

(a)            Each of the representations and warranties set forth in Article VI shall be true and correct in all material respects (without giving effect to any “materiality”, “material adverse effect” or “material adverse effect” qualifiers set forth therein) as of the Closing Date as though then made unless made as of an earlier date, in which case, it shall be true and correct as of such earlier date;

(b)            Purchaser shall have performed and complied in all material respects with all of the agreements, covenants and conditions that are required to be performed by it at or prior to the Closing under this Agreement;

(c)            No judgment, decree or judicial order shall have been entered which prevents the Purchase, declares unlawful the Purchase or the Purchase to be rescinded;

(d)            The Collateral Agent, Deerfield Private Design Fund II, L.P., Horizon Sante FLML, SARL, Breaking Stick Holdings, L.L.C. and Broadfin Healthcare Master Fund, Ltd. shall each have delivered to Seller an executed Termination and Release Agreement in a form acceptable to Seller; and

(e)            Purchaser shall have delivered to Seller the deliverables set forth in Section 2.03.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the schedules accompanying this Agreement (as updated in accordance with Section 12.07, each, a “Schedule” and, collectively, the “Disclosure Schedules”), Seller represents and warrants to Purchaser as follows as of the date hereof:

5.01        Organization and Organizational Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority necessary to own its assets and carry on its Business relating to the Products as currently conducted by it.

5.02        Authorization; Valid and Binding Agreement.

(a)            This Agreement has been, and the Ancillary Agreements will be by Closing, duly authorized and approved by all necessary limited liability company action by Seller. The performance of Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements.

(b)            Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(c)            Assuming the due authorization, execution and delivery of the Ancillary Agreements by Purchaser, each Ancillary Agreement to be executed by Seller, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(d)            The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Seller, and the consummation of the transactions contemplated hereby or thereby, require no action by or in respect of, consent of, or any notice, report or other filing with, any Governmental Entity, other than those consents or notice and transfer filings set forth on Schedule 5.02(d).

5.03            No Contravention. Except as set forth on Schedule 5.03, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller does not and the consummation of the transactions contemplated hereby or thereby will not (a) violate or result in a breach of or constitute a default under any Law, authorization of a Governmental Entity or writ, injunction or decree, applicable to Seller, or any of the Transferred Assets, (b) violate any provision of Seller’s certificate of formation or operating agreement, (c) conflict with, result in any breach of, constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller under any Transferred Contract, or result in the creation of any Lien upon any of the Transferred Assets or in the cancellation, modification, revocation or suspension of any authorization from any Governmental Entity, applicable to Seller, or any of the Transferred Assets, or (d) require any consent, authorization, approval, waiver or other action by any Person under any provision of any Transferred Contract, except, with respect to the foregoing clauses (c) and (d), for any violation, conflict, breach, default, termination, cancellation, acceleration, modification, revocation, suspension, consent, authorization, approval or waiver which would not reasonably be expected, individually or in the aggregate, to be material to the Business.

5.04            Absence of Changes. Since January 1, 2020, there have not been any events or occurrences that have resulted in a Material Adverse Effect. Except as set forth on Schedule 5.04, since January 1, 2020, Seller has not:

(a)            with respect to the Business or the Transferred Assets, suffered any material damage, destruction or other casualty loss (whether or not covered by insurance);

(b)            sold, assigned, exchanged, leased, licensed, conveyed, transferred or otherwise disposed of any assets which would constitute Transferred Assets had they not been so transferred, except for the sale of Inventory in the ordinary course of business consistent with past practice or the disposition of obsolete, worn out or excess equipment or asset in the ordinary course of business consistent with past practice;

(c)            entered into, amended, modified, waived any provision of, or terminated any contract which would constitute a Transferred Contract, except for amendment or modification of a Shared Contract in a manner which would not materially adversely affect the ability of Purchaser to operate the Business following Closing in substantially the same manner as Seller operates the Business as of immediately prior to the Closing;

(d)            collected the accounts receivable of the Business or paid the accounts payable of the Business other than in the ordinary course of business consistent with past practices;

(e)            except as otherwise set forth herein with respect to the Nouress Product, commenced or settled any material claim, action, arbitration or proceeding exclusively related to the Business or the Transferred Assets, except for any settlement which does not impose any obligation on the Purchaser or adversely impact the operation of the Business;

(f)             except as required by GAAP, (i) changed any of its accounting principles, methods or practices (including principles, methods and practices relating to the estimation of reserves and other liabilities) or (ii) written up, write down or write off the book value of any Transferred Asset;

(g)            subjected any of the Transferred Assets to any Lien, except for Permitted Liens and Liens that will be released at or prior to the Closing;

(h)            waived, amended or released any material right or claim relating to any Product (including any Intellectual Property rights covering any Product);

(i)             voluntarily dissolved or liquidated or filed a voluntary petition in bankruptcy or similar proceeding, or consent to the appointment of a receiver;

(j)            entered into an agreement to do any of the foregoing.

5.05            Transferred Assets.

(a)            Seller has good and valid title to all of the Transferred Assets, in each case free and clear of any Liens other than Permitted Liens. Seller exclusively owns the Know-How that is included in the Transferred IP. The Transferred Assets constitute all of the assets, rights or properties (tangible or intangible) of Seller and its Affiliates that are necessary to the conduct of the Business as currently conducted by Seller, except for the Excluded Assets listed on Schedule 11.01(b).

(b)            All of the Inventory (i) will be as of the Closing Date, free of any material defect or deficiency and (ii) was produced or manufactured in accordance with the specifications as set forth in the applicable Marketing Authorizations and in compliance with applicable Law. The Transferred Assets include all Inventory as of the Closing Date and, except as set forth on Schedule 5.05(b), since January 1, 2020, Seller has not made changes or adjustments to its management of the levels of Inventory maintained for each Product.

5.06            Tax Matters.

(a)            Seller has filed all material Tax Returns that they were required to file on or before the date of this Agreement in respect of the Transferred Assets, and all such Tax Returns are true, correct, and complete in all material respects.

(b)            Seller has paid all material Taxes in respect of the Transferred Assets that are due and payable, except for Taxes being contested in good faith through appropriate proceedings or Taxes for which adequate reserves have been established in the Financial Statements.

(c)            No audits or administrative or judicial proceedings are currently being conducted or have been threatened in writing with respect to a material amount of Taxes of Seller in respect of the Transferred Assets.

(d)            None of the Transferred Assets are subject to Liens for Taxes, other than Permitted Liens.

5.07            Transferred Contracts.

(a)            Except as set forth on Schedule 5.06(a)(a), each of the Transferred Contracts is valid, binding, enforceable and in full force and effect, and none of Seller, or, to Seller’s Knowledge, any other Person party to such contract is in default or breach (with or without the lapse of time or the giving of notice, or both) under any such contract, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, sponsorship or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity. No event or circumstance has occurred that, with notice or lapse of time or both, would result in a termination of a Transferred Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. During the [***] prior to the date hereof, Seller has not received written notice of any material default, non-renewal, termination or intention to terminate under any Transferred Contract. Complete and correct copies of each Transferred Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or threatened under any Transferred Contract.

(b)            Schedule 5.07(b) sets forth a true and complete list of customers that have purchased the Products during the [***] period prior to the Closing.

5.08             Intellectual Property.

(a)            Except with respect to “shrink-wrap” or other generally available commercial licenses, Schedule 5.08(a) contains a correct, current and complete list of all Transferred IP. The Transferred IP constitutes all of the Intellectual Property that is necessary to conduct the Business as currently conducted. Except as set forth on Schedule 5.08(a), Seller is the sole and exclusive owner of all right, title and interest each item of Transferred IP and has valid and continuing rights to use, sell and license, as the case may be, such Transferred IP, free and clear of all Liens or obligations to others, other than Permitted Liens.

(b)            Except as otherwise set forth in Section 3.06 with respect to the Nouress Product, to the Knowledge of Seller, the operation of the Business as currently and formerly conducted or as currently contemplated to be conducted, does not infringe upon or otherwise violate any of the Intellectual Property rights of any third Person.

(c)            To the Knowledge of Seller, no third Person infringed or is currently infringing upon or otherwise violating the Transferred IP.

(d)            Except for the Nouress Litigation, none of the Transferred IP is the subject of any Proceeding, written objection or claim, or to the Knowledge of Seller, pending or threatened Proceeding with respect to the ownership, validity or enforceability thereof. Seller does not have Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Proceeding. Seller is not subject to any outstanding or prospective order, judgment or decree by any Governmental Entity that does or could reasonably be expected to restrict or impair the use of any Transferred IP.

(e)            Seller has taken commercially reasonable measures to maintain the Transferred IP under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances).

5.09            Litigation. Except as set forth on Schedule 5.09, there are no Proceedings pending or, to Seller’s Knowledge, threatened in writing against or by Seller or its Affiliates (a) with respect to the Business, the Transferred Assets or the Assumed Liabilities or (b) that, individually or when taken as a whole, would have an adverse effect on or materially impair or delay the ability of Seller to enter into this Agreement or consummate the transactions contemplated hereby. Except as set forth on Schedule 5.09, to the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding. Except as set forth on Schedule 5.09, Seller is not subject to any outstanding judgment, order, arbitral award or decree of any court or other Governmental Entity with respect to the Business or the Transferred Assets.

5.10            Compliance with Laws; Licenses and Permits. Except as disclosed on Schedule 5.10:

(a)            During the past [***] prior to the date hereof, the Seller has conducted the Business in compliance with applicable Laws, except for instances of noncompliance that, individually or in the aggregate, would not be material to the Business or the Transferred Assets, and, Seller has not received any written notice alleging noncompliance with Laws applicable to the conduct of the Business.

(b)            Seller has all required material licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, consents, approvals, qualifications or other similar authorizations issued by applicable Governmental Entities, including all material Marketing Authorizations, to operate the Business (the “Permits”). The Permits are valid and in full force and effect. No Proceeding is pending or, to the Knowledge of Seller, threatened regarding the withdrawal, modification or revocation of any such Permit. As of the date hereof, Seller has not received any written communication from any Governmental Entity threatening to withdraw, modify or suspend any Permit. Seller is not in material violation of the terms of any Permit.

(c)            (i) There have been no, in the [***] prior to the date hereof, recalls, withdrawals or suspensions conducted by or on behalf of Seller concerning the Products, whether voluntary or otherwise; (ii) there are no Proceedings pending or, to the Knowledge of Seller, threatened seeking the recall, market withdrawal, or suspension of any Product or otherwise relating to the alleged lack of safety, efficacy or regulatory compliance of any Product; and (iii) there have been no warning letters or untitled letters from any Governmental Entity received by Seller in the [***] prior to the date hereof relating to any Product or, to the Knowledge of Seller, Product manufacturing facility.

(d)            In the [***] prior to the date hereof, the Products have been manufactured in compliance with applicable Law in all material respects, including cGMP and applicable Marketing Authorizations.

(e)             In the [***] prior to the date hereof, Seller has not received any written claims alleging that any Product failed to meet its specifications set forth in applicable Marketing Authorizations.

(f)             Seller is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar material agreements with or imposed by any Governmental Entity relating to any part of the Business.

(g)            Seller has not been:

(i)             convicted of or charged or threatened in writing with prosecution or, to Seller’s Knowledge, has been under investigation, by a Governmental Entity for any violation of a Healthcare Regulatory Law including any law applicable to a health care program defined in 42 U.S.C. § 1320a-7b(f) (“Federal Health Care Programs”);

(ii)            convicted of, charged with, or, to Seller’s Knowledge, is under investigation for, any violation of applicable Law that would or would reasonably be expected to be material to the Business;

(iii)           debarred pursuant to the Healthcare Regulatory Laws;

(iv)           excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or

(v)            found to have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(h)            Neither Seller nor, to the Knowledge of Seller, any of its managers, directors, officers, employees, representatives or authorized agents, has, with respect to the sale of the Products, the operation of the Business or the ownership of the Transferred Assets, (i) made any payment of cash or other consideration (including payments or discounts to customers or clients or employees of customers or clients) for purposes of doing business with such Persons, or taken any action, or failed to take any action, in violation of any Laws prohibiting the payment of undisclosed commissions or bonuses; (ii) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence payment, kickback, or other payment or economic benefit or anything of value to any person, in any country, private or public, regardless of what form, whether in money, property, or services; (iii) paid, established or maintained any funds or assets that have not been recorded in the books and records of Seller; or (iv) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any person or entity to violate the terms of any judgment, sentence, order or decree of any court or Governmental Entity applicable to Seller.

(i)            Except for transactions that have been authorized pursuant to specific licenses issued by the U.S. Office of Foreign Assets Control (“OFAC”), in the [***] period prior to the date hereof, neither Seller nor, to the Knowledge of Seller, any of its managers, directors, officers, employees, representatives or authorized agents, has, with respect to the sale of the Products in the Territory, the operation of the Business or the ownership of the Transferred Assets, participated in any transaction in or involving (i) a party designated on the OFAC Specially Designated Nationals and Blocked Persons List or other similar list, or owned fifty percent (50%) or more by one or more such parties, (ii) a country with which such transactions by Seller or its Subsidiaries are prohibited pursuant to applicable Laws including U.S. economic sanctions administered by OFAC (“sanctioned country”), or (iii) a government or national of a sanctioned country where prohibited by applicable Laws including U.S. economic sanctions administered by OFAC.

(j)            Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 5.10 with respect to Tax matters, litigation matters or environmental matters, which matters are exclusively addressed in Sections 5.06, 5.09 or 5.11, respectively.

5.11            Environmental Matters. Except as set forth on Schedule 5.11 or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)            Seller is, and in the [***] period prior to the date hereof has been in compliance with all applicable Environmental Laws and are in possession of, and in compliance with, all Permits required under applicable Environmental Laws;

(b)            Seller has not received any written notice alleging any material violation of, or material liability arising under, Environmental Laws, which remains outstanding or unresolved;

(c)            There are no Proceedings, with respect to Seller or the Business, pending or, to Seller’s Knowledge, threatened in writing against Seller pursuant to Environmental Laws; and

(d)            Seller is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity pursuant to Environmental Laws.

5.12            Affiliated Transactions. Except as set forth on Schedule 5.12, none of the Transferred Assets relate to or will trigger any current or future rights or obligations between, among or involving Seller or its Affiliates, on one hand, and any current or former officer, director or employee of Seller (or Affiliate thereof), on the other hand, which will become an obligations of Purchaser by reason of the transactions contemplated by this Agreement or the Ancillary Agreements.

5.13            Brokerage. Except for fees and expenses of the Persons listed on Schedule 5.13, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller for which Purchaser or any of its Affiliates would be liable following the Closing.

5.14            No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT, (A) NONE OF SELLER OR ANY OF ITS AFFILIATES IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, Seller, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES, BUDGETS, PRESENTATIONS CONCERNING THE BUSINESS (INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDA AND ANY “TEASER” DOCUMENTS), OR DUE DILIGENCE OR OTHER MATERIALS PROVIDED IN THE DATA ROOM), INCLUDING ANY WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY OF THE FOREGOING PARTIES; AND (B) ALL OF THE ASSETS AND LIABILITIES TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED, AS APPLICABLE, IN ACCORDANCE WITH THIS AGREEMENT, SHALL BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows as of the date hereof:

6.01            Organization and Organizational Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.02            Authorization; Valid and Binding Agreement.

(a)            This Agreement has been, and the Ancillary Agreements will be by Closing, duly authorized and approved by all necessary corporate action by Purchaser. The performance of Purchaser’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of Purchaser, and no other proceedings on Purchaser’s part are necessary to authorize the execution, delivery or performance of this Agreement. Purchaser has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements.

(b)            Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(c)            Assuming the due authorization, execution and delivery of the Ancillary Agreements by Seller, each Ancillary Agreement to be executed by Purchaser, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(d)            The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Purchaser, and the consummation of the transactions contemplated hereby or thereby, require no action by or in respect of, consent of, or any notice, report or other filing with, any Governmental Entity, other than those consents or notice and transfer filings set forth on Schedule 6.02(d).

6.03            No Contravention. Except as set forth on Schedule 6.03, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser does not and the consummation of the transactions contemplated hereby or thereby will not (a) violate or result in a breach of or constitute or constitute a default, in any material respect, under any Law, authorization of a Governmental Entity or writ, injunction or decree, applicable to Purchaser or any of the Transferred Assets or (b) violate in any material respect any provision of Purchaser’s certificate or articles of formation or incorporation or bylaws (or similar organizational documents).

6.04            Litigation. There are no Proceedings pending or, to the knowledge of Purchaser, threatened in writing against Purchaser at law or in equity, or before or by any Governmental Entity, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity with respect to the transactions contemplated hereby.

6.05            Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser for which Seller or any of its Affiliates would be liable following the Closing.

6.06            Sufficiency of Funds. Purchaser has, or will have when due, sufficient funds on hand or other sources of immediately available funds to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to satisfy all of its obligations hereunder and thereunder (including to pay the Closing Cash Consideration, the aggregate amount of the Deferred Payment Obligations and all fees and expenses related to the transactions contemplated by this Agreement and the Ancillary Agreements).

6.07            Solvency. Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), each of Purchaser and its applicable Subsidiaries (a) will be able to pay their respective obligations in the ordinary course of business as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), and (b) will have adequate capital to carry on their respective businesses, including the Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser or its Subsidiaries.

6.08            Liens. As of the Closing Date, set forth on Schedule 6.08 is a list of all Liens on the assets and other property of each of Purchaser and Purchaser Parent.

6.09            No Additional Representations; Inspection. Purchaser acknowledges and agrees that (i) except as set forth in Article V or the Ancillary Agreements, none of Seller or any of its Affiliates is making or has made any representation or warranty, express or implied, at law or in equity, with respect to this Agreement, the Ancillary Agreements, Seller, the Transferred Assets, the Assumed Liabilities, the Business, the transactions contemplated by this Agreement or any of the Ancillary Agreements (including any consents or approvals required in connection therewith) or any information provided or made available to Purchaser in connection therewith (including any forecasts, projections, estimates, budgets, presentations concerning the business or due diligence or other material provided in the data room), including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed and shall not be deemed to be or to include representations or warranties of any of the foregoing parties and have not been relied upon by Purchaser or any of its Affiliates in executing, delivering and performing this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (ii) all of the assets and liabilities to be sold, conveyed, assigned, transferred or assumed, as applicable, in accordance with this Agreement, shall be sold, conveyed, assigned, transferred or assumed on an “as is, where is” basis.

Article VII

COVENANTS

7.01            [Reserved].

7.02            Access to Books and Records.

(a)            From and after the Closing, for a period of [***], Purchaser shall, and shall cause its Affiliates to, provide Seller and its authorized representatives with reasonable access, during normal business hours and upon reasonable notice, solely with respect to the Business to (i) the books and records (for the purpose of examining and copying) of Purchaser and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date, (ii) provide information as needed to assist Seller and its Affiliates with completing its quarterly reviews and annual audits of its financial statements by its external auditors and (iii) employees of Purchaser and its Subsidiaries for purposes of better understanding such books and records; provided, that notwithstanding the foregoing, (x) such access does not unreasonably interfere with the normal operations of Purchaser or its Subsidiaries, (y) nothing herein shall require Purchaser or its Subsidiaries to provide access to, or to disclose any information to, Seller or its authorized representatives if such access or disclosure would reasonably be expected to (A) waive any legal privilege, or (B) be in violation of applicable Law. Unless otherwise consented to in writing by Seller, Purchaser shall not, and shall not permit its Subsidiaries to, for a period of [***] following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of Seller or its Subsidiaries for any period prior to and including the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or any portion thereof which Purchaser or Seller may intend to destroy, alter or dispose of.

7.03            Confidentiality of Seller. From and after the Closing until the [***] anniversary of the Closing Date, Seller shall, and shall cause its Affiliates to, treat as confidential and shall safeguard any and all confidential or proprietary information, knowledge and data related solely to the Business, Transferred Assets or the Assumed Liabilities by using the same degree of care to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller and its Affiliates used with respect to its own similar confidential or proprietary information after the Closing; provided, however, that Seller and its Affiliates shall be entitled to use any such information, knowledge and data only to the extent necessary to perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement, any Ancillary Agreement or any agreements entered into in connection with any of the foregoing. The obligations of Seller and its Affiliates pursuant to this Section 7.03 shall not extend to any information, knowledge or data that is (a) required to be disclosed by applicable Law, (b) requested by a Governmental Entity or (c) except as a result of a disclosure by Seller or its Affiliates after the Closing in breach of this Agreement, generally available to the public or already known by a Third Party receiving such information from Seller or its Affiliates.

7.04            Regulatory and USPTO Filings.

(a)            Seller and Purchaser shall, and shall cause their respective Affiliates to, (i) promptly make or cause to be made all filings and submissions required to be made under any Laws applicable to Seller and Purchaser for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) coordinate and cooperate in exchanging such information and providing such assistance as each Party may reasonably request in connection with all of the foregoing, and (iii) (A) supply promptly any additional information and/or documentary material that may be requested in connection with such filings, (B) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (C) use reasonable best efforts to take all actions necessary to obtain all required documents and clearances.

(b)            Seller shall cooperate, and shall cause its Affiliates to cooperate, as and to the extent reasonably requested by Purchaser and/or its Affiliates, in connection with prosecution and maintenance of the Transferred IP.

(c)            Seller and Purchaser will provide the other Party with prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of the other Party in connection with providing any additional information or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing.

7.05            [Reserved].

7.06            Further Assurances. From time to time after the Closing Date, at the request of another Party, without further consideration and at the expense of the Party so requesting, each of the Parties shall execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement and the Ancillary Agreements.

7.07            [Reserved].

7.08            Transfer of Marketing Authorizations; National Drug Codes; Transitional Trademark License; Rebates, Chargebacks and Returns.

(a)            Transfer of Marketing Authorizations; National Drug Codes. As promptly as reasonably practicable following the Closing, Purchaser and Seller shall (i) file the Transfer Letters with the FDA to transfer ownership of the Marketing Authorizations for the Products and (i) submit all appropriate and necessary documentation with respect to FDA approval by the applicable Governmental Entity of the removal of Trademarks of Seller or its Affiliates and the inclusion of Purchaser’s name, corporate logo and National Drug Code on labeling for each Product, subject to the transitional trademark license set forth in Section 7.08(b).  As promptly as reasonably practicable following the Closing, Purchaser shall apply for and initiate applicable processes to obtain, establish and begin using its own National Drug Code for the Products, and shall promptly notify Seller thereof.

(b)            Transitional Trademark License.

(i)             Subject to the terms, conditions, and provisions of this Agreement, Seller hereby grants to Purchaser a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license in the United States during the Inventory Sell-Down Period to use and display the Licensed Marks solely for the purpose of selling, offering for sale, advertising, marketing, distributing, and promoting the existing Inventory of Products that bear Seller’s National Drug Code (each, a “Seller NDC”).

(ii)            Purchaser shall use the Licensed Marks only for the purpose set forth in Section 7.08(b)(i), in the same manner in which they were used by Seller in connection with its operation of the Business immediately prior to the Closing Date and in accordance with this Agreement. Purchaser shall not use any of the Licensed Marks: (A) for any purpose other than as set forth in Section 7.08(b)(i), including in connection with the marketing, sale or promotion of any products or services other than the Inventory of Products; (B) in any manner that disparages Seller, any of Seller’s Affiliates or any product or service offered by Seller or any of its Affiliates; (C) in any manner that injures the goodwill associated with any of the Licensed Marks; or (D) in any manner that violates any Law, order or other requirement of any Governmental Entity having jurisdiction. Upon notice of or discovery of any material noncompliance with the requirements of this Section 7.08(b)(ii), Purchaser shall promptly notify Seller of the noncompliance, remedy the noncompliance and notify Seller when remedial action is taken.

(iii)           Purchaser shall completely discontinue use of the Licensed Marks by Purchaser and its Affiliates as of the end of the Inventory Sell-Down Period.

(c)            Rebates, Chargebacks and Returns. The Parties shall be financially responsible for all Payment Claims and Returns as set forth on Exhibit C, and shall process and handle all Payment Claims and Returns as set forth on Exhibit C. The Parties shall cooperate in connection with the transition of the [***], and for reporting pricing information with respect to the Products that bear a Seller NDC required under the applicable statutes, rules and regulatory guidance relating to the [***], and applicable state Laws, in each case, as set forth on Exhibit C.

(d)            Know-How Transfer. From the Closing Date, Seller and Purchaser shall use commercially reasonable efforts to effect an orderly transfer of the Transferred Assets which cannot be transferred at Closing, including (i) all Regulatory Files and (ii) Know-How included in the Transferred IP, as soon as reasonably practicable following the Closing Date. Seller shall provide reasonable cooperation and assistance to Purchaser, as reasonably requested by Purchaser, including making available personnel of Seller and its Affiliates to answer questions of Purchaser, including by teleconference or other means of remote communication, in connection with such transfer of such Know-How; provided, that such cooperation and assistance shall be requested and coordinated through a single contact person to be designated by Seller (who shall initially be [***]). In no event shall Seller be obligated to provide Purchaser with more than [***] of assistance and consultation under this Section 7.08(d) or any assistance following the date which is [***] following the Closing Date; provided, that upon Purchaser’s request and at Seller’s reasonable discretion, Seller may provide additional assistance beyond the foregoing [***] or [***], at a mutually agreed commercially reasonable hourly rate. Further: (i) without limiting Seller’s representations and warranties in Article V, Seller makes no warranty, express or implied, that Purchaser shall be able to successfully implement and use the Know-How, and (ii) Seller shall not be in default pursuant to this Section 7.08(d) for any inadvertent failure to disclose all pertinent information related to the Know-How, provided that such information shall be supplied to Purchaser promptly upon discovery of such failure to disclose or upon request of Purchaser identifying the nature of the information to be disclosed. Purchaser shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose. Purchaser shall promptly reimburse Seller for any reasonable out-of-pocket costs associated with the activities undertaken under this Section 7.08(d).

7.09            Shared Contracts. The sole obligation of Seller and its Affiliates with respect to Shared Contracts shall be to introduce Purchaser to the applicable Third Party and to reasonably assist Purchaser in the negotiation and entering into a new agreement with the applicable Third Party, in each case, for a period of [***] following the Closing. The costs of entering into a new contract or contract(s) shall be borne by Purchaser.

7.10            Payments from Third Parties; Accounts Payable.

(a)            Except as expressly provided in any Ancillary Agreement, in the event that, on or after the Closing Date, (i) Seller or any of its Affiliates shall receive any payments or other funds due to Purchaser or any of its Affiliates from Third Parties, or (ii) Purchaser or any of its Affiliates shall receive any payments or other funds due to Seller or any of its Affiliates from Third Parties, in each case pursuant to the terms of this Agreement or any Ancillary Agreement, then the relevant Party receiving such funds shall promptly forward such funds to the proper party. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement. In the event of any conflict between this Section 7.10 and the provisions of the relevant Ancillary Agreement (including any provisions thereof related to the collection of accounts receivable), the provisions of the relevant Ancillary Agreement shall control.

(b)            Seller shall pay all Pre-Closing Accounts Payable related to the Business that are due after the Closing Date, on or prior to the date such Pre-Closing Accounts Payable are due. In the event that such Pre-Closing Accounts Payable are not timely paid by Seller, Purchaser may make such payment on behalf of Seller and any such amount so paid (in addition to all Losses incurred in connection therewith) shall continue to be deemed an Excluded Liability subject to the indemnification provisions of Article IX. For the sake of clarity, if Purchaser makes a payment with respect to any account payable of the Business incurred on or prior to the Closing Date, but not paid prior to the Closing Date, for which the applicable invoice is disputed by Seller, the amount of such payment shall be an Assumed Liability. Seller shall promptly provide written notice to Purchaser of any such disputed invoices.

7.11            Return of Excluded Assets and Transferred Assets.

(a)            If, for any reason after the Business Transfer Effective Date, any asset transferred to Purchaser or its Affiliates is ultimately determined to be an Excluded Asset or Purchaser is found to be in possession of any Excluded Asset: (i) Purchaser or such Affiliate shall be treated as having received and held the Excluded Asset as nominee for Seller or its Affiliate (as the case may be); (ii) Purchaser shall promptly notify Seller and, should Seller so request, return or transfer and convey (without further consideration) to Seller, and Seller will accept, such asset; (iii) upon any such return, transfer or conveyance, Seller shall assume and agree to pay, perform, fulfill and discharge (without further consideration) any Excluded Liabilities associated with such asset as contemplated in this Agreement and pay any reasonable out-of-pocket costs and expenses borne by Purchaser or its Affiliates in connection with such return, transfer or conveyance; and (iv) upon any such return, transfer or conveyance, Purchaser and Seller shall, and shall cause their respective Affiliates to, promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such asset back to Seller.

(b)            If, for any reason after the Business Transfer Effective Date, any asset retained by Seller or its Affiliate is ultimately determined to be a Transferred Asset or Seller or its Affiliate is found to be in possession of any Transferred Asset, Seller shall promptly notify Purchaser and should Purchaser so request: (i) return, deliver, or transfer and convey (without further consideration) to Purchaser, and Purchaser shall accept, such asset; (ii) upon such return, delivery, transfer or conveyance, Purchaser shall assume and agree to pay, perform, fulfill and discharge (without further consideration) any Assumed Liabilities associated with such asset as contemplated in this Agreement; and (iii) upon any such return, delivery, transfer or conveyance, Purchaser and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such asset to Purchaser.

7.12            [Reserved]. ..

7.13            Mutual Non-Solicitation. From and after the Closing Date, Seller and Purchaser each agree that they shall not, and they shall each cause their respective Affiliates to not, for a period of [***] after such Closing Date, directly or indirectly, encourage, induce, or solicit (a) in the case of Seller, any employee of Purchaser or any of its Affiliates to leave employment with Purchaser or any of its Affiliates or (b) in the case of Purchaser, any employee of Seller or any of its Affiliates to leave employment with Seller or any of its Affiliates; provided, that this clause shall not preclude Seller, Purchaser or any of their respective Affiliates from (i) posting a general solicitation through a public medium or general or mass mailing by or on behalf of Seller, Purchaser or any of their respective Affiliates, as applicable, that is not targeted at employees of such other Person or (ii) soliciting any terminated employee of such other Person so long as such former employee has been terminated from the employment with Seller, Purchaser or any of their respective Subsidiaries or Affiliates, as applicable, for more than [***].

7.14            Insurance. The coverage under all insurance policies related to the Transferred Assets and the Business and arranged or maintained by Seller or its Affiliates are only for the benefit of Seller and its Affiliates, and not for the benefit of Purchaser or the Business, and shall continue in force only for the benefit of Seller or any of its Affiliates following the Closing. Purchaser agrees to arrange for its own insurance policies with respect to the Transferred Assets and the Business and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Transferred Assets and the Business.

7.15            [Reserved].

7.16            Dismissal of Claims. Within [***] following the Closing, the Parties shall cause the filing of a stipulation of dismissal with prejudice of all claims, counterclaims and defenses in civil action no. 1:20-cv-00024 pending in the District Court for the District of Delaware (the “Nouress Litigation”). Notwithstanding anything to the contrary herein, each Party shall bear its own costs and expenses, including attorney’s fees, with respect to or arising from the Nouress Litigation and its dismissal.

7.17            Termination of Nouress Trademark Application. As soon as reasonably practicable following the Closing (but in no instance more than [***] following the Closing), the Seller shall terminate that certain Intent to Use Trademark Application with respect to the Nouress trademark and provide to Purchaser written evidence of such termination.

7.18            Assignment of Transferred Contracts. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any Ancillary Agreement hereby shall constitute either an agreement to assign or an actual assignment of any Transferred Contract if an attempted assignment thereof, without consent of a Third Party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the parties thereunder. Seller shall reasonably cooperate with Purchaser following the Closing to obtain any required Third Party consent to the assignment of a Transferred Contract. If an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all rights under such Transferred Contract, Seller shall use its commercially reasonable efforts to cooperate in an arrangement under which Purchaser would obtain the benefits and assume the obligations under such Transferred Contract, including by (1) acting, to the maximum extent permitted by Law, as Purchaser's agent in order to obtain the rights and benefits under such Transferred Contract, (2) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Purchaser and Seller that would provide Purchaser with substantially the same rights and benefits as Seller enjoyed under the Transferred Contracts, and (3) enforcing, at the cost and for the account of Purchaser, any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such party or otherwise. Notwithstanding the foregoing, no Party hereto shall be required to make any payment or concession in order to obtain any authorizations, approvals, consents or waivers.

Article VIII

TERMINATION

8.01            [Reserved].

8.02            [Reserved].

Article IX

INDEMNIFICATION

9.01            Indemnification by Seller. From and after the Closing, Seller shall indemnify Purchaser and its Affiliates and their respective directors, managers, officers, agents, employees, successors and assigns (each, a “Purchaser Indemnified Party”), against and hold them harmless from any Losses actually suffered or incurred by any such Purchaser Indemnified Party to the extent arising from (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Ancillary Agreement or in any certificate or instrument delivered pursuant hereto or thereto (other than the Seller Fundamental Representations), (b) any breach of any Seller Fundamental Representation, (c) any breach of any covenant of Seller contained in this Agreement or any Ancillary Agreement, or (d) any Excluded Liability.

9.02            Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify Seller and its Affiliates and their respective directors, managers, officers, agents, employees, successors and assigns (each, a “Seller Indemnified Party”) against and hold them harmless from any Losses suffered or incurred by any such Seller Indemnified Party to the extent arising from (a) any breach of any representation or warranty of Purchaser contained in this Agreement or in any Ancillary Agreement or in any certificate or instrument delivered pursuant hereto or thereto (other than the Purchaser Fundamental Representations), (b) any breach of any Purchaser Fundamental Representation, (c) any breach of any covenant of Purchaser contained in this Agreement or any Ancillary Agreement, or (d) Assumed Liability after the Closing, or (e) following the date of any Reversion, any and all liabilities to the extent relating to the Reversion Assets or the operating of the Business.

9.03            Indemnification Payments; Limitations on Liability.

(a)            The Purchaser Indemnified Parties shall not be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.01(a) exceeds an amount equal to [***] (the “Deductible”), and then only to the extent such aggregate amount exceeds the Deductible; provided, however, that the Deductible shall not apply to, and the Purchaser Indemnified Parties shall be entitled to indemnification under this Agreement for any indemnifiable Loss resulting from, Fraud or any breach of the Seller Fundamental Representations. The Seller Indemnified Parties shall not be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.02(a) exceeds the Deductible, and then only to the extent such aggregate amount exceeds the Deductible; provided, however, that the Deductible shall not apply to, and the Seller Indemnified Parties shall be entitled to indemnification under this Agreement for any indemnifiable Loss resulting from, Fraud or any breach of the Purchaser Fundamental Representations.

(b)            Notwithstanding anything to the contrary contained in this Agreement, the aggregate maximum indemnifiable liability of the Seller Indemnifying Party or Purchaser Indemnified Party pursuant to Section 9.01(a) or Section 9.02(a), as applicable, shall be limited to [***] percent [***] of the Purchase Price actually paid (the “Cap”). Notwithstanding anything to the contrary herein, the Cap shall not apply to breaches of the Seller Fundamental Representations, the Purchaser Fundamental Representations or to any claim for Fraud. Notwithstanding anything to the contrary herein, other than with respect to (i) claims for indemnifiable Losses made under Section 9.01(c) for breach of any covenant contained in the Restrictive Covenant Agreement, and (ii) claims for Fraud, the maximum liability of either Purchaser or Seller under Article IX shall not exceed [***].

(c)            The amount of any Losses subject to indemnification under Section 9.01 or 9.02 shall be calculated net of any insurance proceeds actually received by the Indemnified Party or any indemnification paid by any Third Party on account of such Losses (each net of any expenses incurred by an Indemnified Party in connection with collection of such amounts). Purchaser agrees to use commercially reasonable efforts to seek and collect any Losses recoverable under indemnities under Transferred Contracts with manufacturers.

(d)            If any claim for indemnification is by a Purchaser Indemnified Party pursuant to and in accordance with this Article IX, Purchaser shall have the right to withhold Purchaser’s good faith estimate of the amount of such claim from the payment of any Monthly Payments, Change of Control Payments or Product Transfer Payment not yet payable to Seller as of the date of the claim, with such amount withheld first from any due but unpaid Change of Control Payment, second from any due but unpaid Product Transfer Payment and, third, from the Monthly Payments, withholding from the last-to-be-paid Monthly Payment first, until final resolution of such claim. Notwithstanding the foregoing, for indemnification claims with respect to Pre-Closing Accounts Payable, Purchaser shall have the right to withhold Purchaser’s good faith estimate of the amount of such claim from Monthly Payments, withholding from the next-to-be-paid Monthly Payment first. If the finally determined amount of Losses for such indemnification claim is less than the amount withheld by Purchaser for such claim, then Purchaser shall promptly, and in any event within [***] following the final determination of the amount of such Losses, deliver the difference to Seller. If the finally determined amount of Losses for such indemnification claim exceeds the amount withheld by Purchaser for such claim, then, Purchaser shall continue to be entitled to indemnification for the amount of such excess by Seller. Prior to seeking recourse against Seller directly for any Loss owed by Seller to a Purchaser Indemnified Party under this Article IX, Purchaser shall satisfy such Loss through the offset of any such amount from any Monthly Payment, Change of Control Payments or Product Transfer Payment in the order set forth above, to the extent any Change of Control Payments or Product Transfer Payment is then due or any Monthly Payments remain then payable hereunder as of the time of such final determination or agreement.

(e)            Notwithstanding anything to the contrary in this Agreement, all materiality qualifications contained in the representations and warranties set forth in this Agreement shall be disregarded for purposes of determining, under this Article IX, the amount of any Losses arising out of or resulting from a breach of any such representation or warranty.

(f)            Any Loss for which any Indemnified Party is entitled to indemnification under Section 9.01 or 9.02 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant or under any indemnity hereunder.

(g)            Notwithstanding any provision herein, neither Seller nor Purchaser, nor any of their respective Affiliates, shall in any event be liable for any punitive damages in connection with any damages arising hereunder, except on account of any indemnity obligation set forth in Section 9.01 or 9.02 to the extent punitive damages are actually awarded to a Third Party in connection with a Third Party claim.

(h)            The Parties acknowledge and agree that, should the Closing occur, each Party’s sole and exclusive monetary remedy with respect to claims arising hereunder or under any Ancillary Agreement (other than claims of, or causes of action arising from, Fraud) shall be pursuant to the indemnification provisions set forth in this Article IX. To the maximum extent permitted by Law, the Indemnified Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement, any Ancillary Agreement or arising in connection herewith or therewith, whether under any Laws at common law, in equity or otherwise. Notwithstanding anything to the contrary herein, the existence of this Article IX and of the rights and restrictions set forth herein do not limit any legal remedy against a Party based on Fraud, for breaches of any covenants to be performed at or following the Closing, breaches of the Restrictive Covenant Agreement or under Section 12.17.

9.04            Survival.

(a)            The representations and warranties made by any Party, and the covenants that were to be performed at Closing made by any Party and contained in this Agreement or the Ancillary Agreements shall survive (and not be affected in any respect by) the Closing until the date that is [***] following the Closing, whereupon all such representations, warranties, covenants and agreements shall expire and terminate and shall be of no further force or effect; provided, however, that the Purchaser Fundamental Representations and the Seller Fundamental Representations shall survive the Closing until [***] after the expiration of the applicable statute of limitations with respect to the particular matter that is the subject thereof. The covenants and agreements made by any Party and contained in this Agreement that are to be performed after the Closing shall survive until [***] after the expiration of the applicable statute of limitations following such time as such covenant has been fully performed in accordance with its terms or for its stated term, as applicable. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.05            Notice; Defense of Claims. Subject to the terms of this Section 9.05, any Purchaser Indemnified Party or Seller Indemnified Party (collectively, the “Indemnified Parties”, or each individually, an “Indemnified Party”) may make claims for indemnification hereunder by giving prompt written notice thereof to the Seller, in the case of claims made by a Purchaser Indemnified Party, or to Purchaser, in the case of claims made by a Seller Indemnified Party. If indemnification is sought for a claim by or in respect of any Third Party, the Indemnified Party shall also give Seller or Purchaser, as the applicable Indemnifying Party, written notice of such claim as to which such Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within [***] of the time that such Indemnified Party learns of such claim; provided, however, that the failure to do so shall not relieve the party with the indemnification obligation hereunder (each an “Indemnifying Party”, and collectively, the “Indemnifying Parties”) from any Liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall state all of the information then available regarding the amount and nature of such claim and shall specify the representation, warranty or covenant, or Excluded Liability or Assumed Liability, in this Agreement under which the Liability is asserted. In the case of any Third Party claim, Seller or Purchaser, whichever is the Indemnifying Party, shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim at its own expense (subject to the limitations set forth in this Article IX). If Seller or Purchaser, as applicable, elects to assume the defense of any such claim, Seller or Purchaser, as applicable, shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense. If Seller or Purchaser, as applicable, elects not to defend or if, after commencing or undertaking any such defense, Seller or Purchaser, as applicable, fails to diligently prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense. The Indemnifying Party shall not be entitled to assume control of such defense if (i) the third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation, investigation or any other matter involving a Governmental Entity; (ii) the third-party claim seeks an injunction or equitable relief against the Indemnified Party; or (iii) other than with respect to a claim under Section 9.01(d), the Indemnifying Party is Seller and the Third Party claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Business. If Seller or Purchaser, as applicable, does not so assume control of such defense, the Indemnified Party shall be the Controlling Party. The party not controlling such defense (the “Non-controlling Party,” and the party controlling such defense, the “Controlling Party”) may participate therein at its own expense, which expense shall not be recoverable as part of any indemnification claim; provided that, if the Non-controlling Party is the Indemnified Party, if in the reasonable written opinion of counsel there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in connection with such defense (but only to the extent the Indemnifying Party is responsible for any Losses with respect to such claim). The Non-controlling Party shall provide the Controlling Party and its counsel with access to its records and personnel relating to any such claim during normal business hours and shall otherwise cooperate with the Controlling Party in the defense or settlement thereof. If the Controlling Party elects to direct the defense of any such claim, the Non-controlling Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted Liability unless Controlling Party consents in writing to such payment. If the Controlling Party assumes the defense of any such claim and proposes to settle such claim prior to a final judgment thereon or to forego any appeal with respect thereto, then the Controlling Party shall give the Non-controlling Party prompt written notice thereof, and the Non-controlling Party shall have the right to participate in and approve (such approval not to be unreasonably withheld, conditioned or delayed to the extent any settlement (i) solely involves payment in full by the Indemnifying Party and a full release of the Indemnified Party and (ii) does not involve any admission by any Indemnified Party of breach, violation or wrongdoing or involve any future covenants of the Indemnified Party, other than covenants of confidentiality relating to the terms of such settlement) the settlement or assume or reassume the defense of such claim or proceeding.

Article X

ADDITIONAL COVENANTS

10.01            Provision Respecting Legal Representation.

(a)            Seller hereby informs Purchaser that Seller and its Affiliates have retained Goodwin to act as its counsel in connection with the transactions contemplated hereby and that Goodwin has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that Seller has the status of a client of Goodwin for conflict of interest or any other purposes as a result thereof.

(b)            Purchaser and Seller hereby agree that, in the event that a dispute arises under this Agreement after the Closing between Purchaser and/or its Affiliates on the one hand, and Seller or its Affiliates, on the other hand, (an “Agreement Dispute”) Goodwin may represent Seller and/or such Affiliates in any Agreement Dispute even though the interests of Seller and/or such Affiliates may be directly adverse to Purchaser or its Affiliates, and even though Goodwin may have represented Purchaser or its Affiliates in a matter substantially related to such Agreement Dispute, or may be handling other matters for Purchaser or any of its Affiliates.

(c)            Purchaser further agrees that, in any Agreement Dispute, that all communications in any form or format whatsoever between or among any of Goodwin and/or Seller or its Affiliates, or any of their respective managers, directors, officers employees or other representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”), shall be deemed to be retained and owned collectively by Seller and its Affiliates, shall be controlled by Seller on behalf of Seller and its Affiliates and shall not pass to or be claimed by Purchaser or any of its Affiliates. All Deal Communications that are attorney–client privileged (the “Privileged Communications”) shall remain privileged after the Closing and the expectation of client confidence related thereto belongs solely to Seller, shall be controlled by Seller and, except as expressly provided in Section 10.01(d), shall not pass to or be claimed by Purchaser or any of its Affiliates.

(d)            Purchaser and Seller hereby agree that the protections afforded to Seller in Section 10.01(c) shall not be considered, and is not, a waiver by Purchaser or its Affiliates of any attorney-client privilege that they may have over the Privileged Communications as against any Third Party other than Seller and its Affiliates (an “Unaffiliated Party”). In the event of a dispute between Purchaser and/or its Affiliates, on the one hand, and an Unaffiliated Party, on the other hand (an “Unaffiliated Party Suit”), Purchaser and its Affiliates may assert the attorney-client privilege to prevent the disclosure of any Privileged Communications to such Unaffiliated Party. Notwithstanding anything to the contrary set forth in this Agreement, in the event that any of Purchaser or its Affiliates is required or requested by governmental order, other order or request of a tribunal of competent jurisdiction, or by request or order of any Governmental Entity, to produce, or otherwise to access or obtain a copy of, all or a portion of a Privileged Communication, Purchaser shall be entitled to so produce, access or obtain such Privileged Communication, provided that, as soon as reasonably practicable following such a request or order, Purchaser shall notify Seller in writing so that Seller can seek such remedy as may be available to Seller to prevent the production or disclosure of, or access to, any of such Privileged Communications or maintain the confidentiality of any of such Privileged Communications. Where Seller seeks such a remedy regarding such Privileged Communications in an Unaffiliated Party Suit, Purchaser agrees to reasonably assist Seller in seeking such remedy.

(e)            Purchaser agrees that, in any Agreement Dispute, it will not, and that it will cause its Affiliates to not, (i) seek to obtain such Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means, or (ii) use or rely on any of the Privileged Communications. The Privileged Communications may be used by Seller and/or any of its Closing Affiliates in connection with any Agreement Dispute.

10.02            Tax Matters.

(a)            Cooperation on Tax Matters. Purchaser and Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes relating to the transaction pursuant to this Agreement. In addition, after Closing, Seller, on the one hand, and Purchaser, on the other hand, will promptly inform the other party in writing of any notice that it receives of any audit, examination, proceeding, request for documents or information related to Taxes that could affect the Tax liability of the other party.

(b)            Tax Contests.

(i)            After the Closing, Purchaser shall, and shall cause its Affiliates to, promptly notify Seller in writing upon receipt of any written notice, or becoming aware, of any audit, examination, or proceeding with respect to Taxes that are Excluded Liabilities (a “Tax Claim”).

(ii)            Seller shall have the right, directly or through its designated representatives, to control the defense of any Tax Claim, including the settlement thereof; provided, that the Seller shall keep Purchaser reasonably informed regarding the progress and substantive aspects of such Tax Claim and the Seller shall not compromise or settle any such Tax Claim without obtaining Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if the resolution or settlement of such Tax Claim would adversely impact Purchaser.

(c)            Proration. For all purposes under this Agreement involving the determination of Taxes (including the determination of Taxes that constitute Excluded Liabilities), in the case of Taxes that are payable with respect to any period that includes but does not end on the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible) or other transaction-based Taxes or (z) employment, social security or other similar Taxes, deemed equal to the amount which would be payable if the taxable year ended at the close of business on the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending at the close of business on the Closing Date and the denominator of which is the number of calendar days in the entire period.

10.03            Purchaser Parent Guarantee.

(a)            As consideration for the benefits that Purchaser Parent will receive as a result of Seller executing this Agreement, and to induce Seller to enter into this Agreement, Purchaser Parent hereby guarantees to Seller the due and punctual payment in full by Purchaser of the payments required under this Agreement or any Ancillary Agreement as and when due and payable pursuant to any provision of this Agreement or any Ancillary Agreement (collectively, the “Purchaser Guaranteed Obligations”).

(b)            Purchaser Parent represents and warrants to Seller that the guarantee by Purchaser Parent hereunder constitutes the legal, valid and binding agreement of Purchaser Parent enforceable against Purchaser Parent in accordance with the terms of this Section 10.03, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles. Purchaser Parent further represents and warrants that it is the legal and beneficial owner of all of the outstanding equity of Purchaser.

(c)            The guarantee provided by this Section 10.03 is a guarantee of payment and not of collection. Other than any and all defenses available to be raised by Purchaser under this Agreement or any Ancillary Agreement in respect of the Purchaser Guaranteed Obligations, Purchaser Parent hereby waives and agrees not to assert any defense, setoff (excluding any right to setoff expressly contemplated hereunder), counterclaim or any other circumstance that otherwise might constitute a legal or equitable discharge of Purchaser whether arising in connection with or in respect of any of the following or otherwise, hereby agrees that its obligations under this guarantee are primary, irrevocable, absolute and unconditional and shall not be discharged other than by complete payment and further agrees that, other than any and all defenses available to be raised by Purchaser under this Agreement or any Ancillary Agreement in respect of the Purchaser Guaranteed Obligations.

(d)            In the event of any proceeding involving this Section 10.03, the prevailing party shall be entitled to recover its reasonable out of pocket expenses, including reasonable attorneys’ fees incurred in connection with such proceeding.

10.04            Seller Parent Guarantee.

(a)            As consideration for the benefits that Seller Parent will receive as a result of Purchaser executing this Agreement, and to induce Purchaser to enter into this Agreement, Seller Parent hereby guarantees to Purchaser the due and punctual payment in full by Seller of any indemnification obligations required under this Agreement as and when due and payable pursuant to Article IX (collectively, the “Seller Guaranteed Obligations”).

(b)            Seller Parent represents and warrants to Purchaser that the guarantee by Seller Parent hereunder constitutes the legal, valid and binding agreement of Seller Parent enforceable against Seller Parent in accordance with the terms of this Section 10.04, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles. Seller Parent further represents and warrants that it is the legal and beneficial owner of all of the outstanding equity of Seller.

(c)            The guarantee provided by this Section 10.04 is a guarantee of payment and not of collection. Other than any and all defenses available to be raised by Seller under this Agreement or any Ancillary Agreement in respect of the Seller Guaranteed Obligations, Seller Parent hereby waives and agrees not to assert any defense, setoff (excluding any right to setoff expressly contemplated hereunder), counterclaim or any other circumstance that otherwise might constitute a legal or equitable discharge of Seller whether arising in connection with or in respect of any of the following or otherwise, hereby agrees that its obligations under this guarantee are primary, irrevocable, absolute and unconditional and shall not be discharged other than by complete payment and further agrees that, other than any and all defenses available to be raised by Seller under this Agreement or any Ancillary Agreement in respect of the Seller Guaranteed Obligations.

(d)            In the event of any proceeding involving this Section 10.04, the prevailing party shall be entitled to recover its reasonable out of pocket expenses, including reasonable attorneys’ fees incurred in connection with such proceeding.

Article XI

DEFINITIONS

11.01            Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with, such particular Person, at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, contract or otherwise, and, in any event, and without limitation of the previous sentence, any Person owning more than fifty percent (50%) of the voting securities of another Person shall be deemed to control that Person.

“Ancillary Agreements” means the Business Transfer Documents, the IP Transfer Documents, Restrictive Covenant Agreement, the Release, and each certificate or other document to be delivered by a party hereto at the Closing.

“Assumed Liabilities” means any and all of the following Liabilities: (a) the Liabilities of Seller under the Transferred Contracts to the extent arising after the Closing; and (b) the Liabilities with respect to Purchaser’s operation of the Business or Purchaser’s ownership of the Transferred Assets to the extent arising after the Closing; provided that Assumed Liabilities shall not include any Liabilities relating to any Occurrence that arises out of, or results from, any action, omission, event, fact, circumstance or condition on, or prior to, the Closing Date, including all Losses caused by or arising out of the Exploitation of the Products on, or prior to, the Closing Date, whether the commencement of any related litigation, arbitration, investigation, proceeding or claim is before, on or after the Closing Date.

“Business” means the business of manufacturing, packaging, promoting, marketing, selling, distributing and/or otherwise commercializing the Products.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required by Law to be closed in Missouri.

“Business Transfer Effective Date” means, with respect to a Product in the Territory, the date after the effective date of the transfer of the applicable Marketing Authorization when Seller (or its applicable Affiliate) shall cease, and Purchaser shall commence, deliveries of such Product for use or resale in the Territory. The Business Transfer Effective date shall be agreed to by the Parties.

“cGMP” means the applicable regulatory requirements for the then-current good manufacturing practices as are required by the Governmental Entities in the Territory.

“Chargebacks” means all chargebacks and all other credits and reimbursements, other than Rebates, to Customers with respect to the Products.

“Closing Cash Consideration” means an amount equal to $12,500,000 plus the Nouress Cash Consideration.

“Collateral” means solely the following property: (i) the Transferred Assets, (ii) inventory (as defined in the UCC) of the Products whether now owned or hereafter acquired, including in connection with the Closing, (iii) accounts (as defined in the UCC) created by the sale or other disposition of inventory of the Products, and (iv) to the extent not otherwise included, any proceeds of the foregoing; provided, that Collateral shall not include any of the following property (“Excluded Collateral”): (x) any permit, license or agreement entered into by the applicable Person (A) to the extent that any Law applicable thereto prohibits the creation of a Lien thereon, but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable Law, and (B) to the extent that the creation of a Lien in favor of the Seller would result in a breach or termination pursuant to the terms of or a default under any such permit, license or agreement (other than to the extent that any such term would be rendered ineffective by the UCC or any other applicable law or principles of equity); provided, that that such security interest shall attach immediately and automatically at such time as the condition causing such, prohibition, breach, termination, invalidation or voiding shall be remedied or no longer exists, and (y) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed); provided, however, that Excluded Collateral shall not include any proceeds of Excluded Collateral (unless such proceeds would otherwise constitute Excluded Collateral).

“Customers” means Third Party wholesalers, pharmacy benefit managers, managed care organizations, government buyers, group purchasing organizations or other Third Parties that contract with Seller with respect to the Products or purchase any Product from Seller up to and including the Closing Date.

“Customer Rebates” means, except for Medicaid Rebates, the rebate programs established and in effect for the Products as of the Closing Date between Seller and its active Customer.

“Environmental Laws” means any applicable Law relating to pollution, protection of the environment or protection of worker health and safety (as such relates to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act of 1960 (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Water Act (33 U.S.C. §1321 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.) and the Safe Drinking Water Act (42 U.S.C. §3808 et seq.).

“Excluded Assets” means any assets, properties and rights of Seller or any of its Affiliates (i) not exclusively relating to the Business unless specifically identified as a Transferred Asset, (ii) any contract or agreement which is not a Transferred Contract and (iii) the assets, rights and interests of Seller and its Affiliates set forth or described on Schedule 11.01(b), all of which assets, rights and interests are not to be transferred to Purchaser hereunder.

“Excluded Liabilities” means all Liabilities of Seller other than the Assumed Liabilities, including but not limited to (i) any Liabilities relating to any Occurrence that arises out of, or results from, any action, omission, event, fact, circumstance or condition on, or prior to, the Closing Date, including the Pre-Closing Accounts Payable and all Losses caused by or arising out of any Exploitation of the Products on, or prior to, the Closing Date, whether the commencement of any related litigation, arbitration, investigation, proceeding or claim is before, on or after the Closing Date, (ii) (A) any Liabilities of Seller or any member or affiliate of Seller for income Taxes, (B) any liability of Seller for Taxes pursuant to Section 3.03(a) herein, (C) any liability of Seller for Taxes arising with respect to periods through the Closing Date, and (D) any liability of Seller for the unpaid Taxes of any person as a transferee or successor, by contract, or otherwise, and (iii) solely for illustrative purposes, the Liabilities set forth or described on Schedule 11.01(c).

“Exploit” means to make, have made, import, export, use, have used, sell, offer for sale, have sold, research, develop (including seeking, obtaining and maintaining Regulatory Approvals), commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of and manufacture or have manufactured. “Exploitation” has a corresponding meaning.

“Fraud” means an act committed by or on behalf of a party, and requires: (a) a false representation made herein, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) or belief that such representation is false, (c) an intention to deceive another party, to induce him, her or it to enter into this Agreement, (d) causing that party, in justifiable or reasonable reliance upon such false representation, to enter into this Agreement, and (e) causing such party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied by Seller, in effect at the date of the financial statement to which it refers.

“Governmental Entity” means any (a) supranational, national, regional, state, county, city, town, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department or instrumentality thereof, including any business, company, enterprise or other entity owned or controlled, in whole or in part, by any government and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) any arbitral authority; provided that any Governmental Entity acting in its capacity as a contract counterparty shall not be a Governmental Entity for the purposes of this Agreement.

“Hazardous Materials” means: (a) any “hazardous substance”, “hazardous waste” or “hazardous material” defined in or regulated under any Environmental Law; (b) petroleum, including any fraction thereof, and any petroleum product; and (c) radioactive materials, polychlorinated biphenyls, asbestos or asbestos-containing materials or urea formaldehyde foam insulation.

“HCR Fees” means the fees described in Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152.

“Healthcare Regulatory Laws” means Laws relating to healthcare regulatory matters, including, but not limited to: (a) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (b) Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.), the “Medicare Laws;” (c) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (d) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (e) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” or “HIPAA;” (f) any federal, state or local applicable Law that regulates either the approval, clinical development, manufacturing, promotion or distribution of products; (g) any state law regulating the interactions with health care professionals and reporting thereof; or (h) any federal, state or local statute or regulation relevant to false statements or claims including knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or registration.

“Insolvency Event” means Purchaser or any of its Affiliates suffering any of the following: (a) filing a petition in bankruptcy; (b) becoming or is declared insolvent, or becoming the subject of any proceedings (not dismissed within [***]) related to its liquidation, insolvency or the appointment of a receiver; (c) making an assignment on behalf of all or substantially all of its creditors; or (d) taking any company action for its winding up or dissolution.

“Intellectual Property” means any or all of the following in any jurisdiction in the world: (a) copyrights, copyrightable works, and registrations and applications for registration thereof; (b) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof, and all goodwill associated therewith; (c) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (d) internet uniform resource locators and domain names; (e) rights in software, data, and databases; and (f) Know-How and other confidential information.

“Inventory” means all inventory owned by Seller and used exclusively in the Business in connection with the sale of the Products to customers of the Business, including the Products and active pharmaceutical ingredients, spare parts, raw materials, containers, packaging and packaging supplies and work-in-process exclusively used for the Products.

“Inventory Sell-Down Period” means the period beginning on the Closing Date and ending on the earlier to occur of (a) the date on which Purchaser exhausts all of the Inventory of Products, and (b) [***] from the Closing Date.

“Knowledge” means the actual knowledge, after due and reasonable investigation, of [***].

“Know-How” means all inventions, Trade Secrets, discoveries, know-how, data, information (including scientific, technical or regulatory information), processes, means, methods, practices, formulae, instructions, procedures, techniques, materials, technology, results, analyses, designs, drawings, computer programs, specifications, technical assistance, in written, electronic or any other form, whether or not patentable.

“Law” means any law, rule, regulations, judgment, injunction, order, ordinance, statute, or decree issued, promulgated or enforced by any Governmental Entity.

“Liabilities” means any and all debts, liabilities, assessments, expenses, deficiencies, judgments, losses, damages, fines, penalties and obligations of any nature, whether accrued or unaccrued, known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, disputed or undisputed, absolute or contingent, matured or un-matured or determined or determinable and whether due or to become due.

“Licensed Marks” means the trademarks owned by Seller and displayed on the Products or on the label or packaging for the Products included in the Inventory.

“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

“Loss” or “Losses” means, without duplication, (a) any and all judgments, awards, penalties, losses, Taxes, costs, expenses or damages, including reasonable fees and expenses of attorneys, accountants and other professional advisors, whether involving a dispute solely between the parties hereto or otherwise; (b) the cost to Purchaser of investigating, defending or settling any Third Party claim that is merely alleged or threatened against Purchaser but only to the extent such Third Party claim relates to an indemnifiable Loss pursuant to Section 9.01; and (c) the cost to Seller of investigating, defending or settling any Third Party claim that is merely alleged or threatened against Seller but only to the extent such Third Party claim relates to an indemnifiable Loss pursuant to Section 9.02.

“Marketing Authorization” means the registrations, approvals, licenses, New Drug Applications (pursuant to Section 505 of the Act (21 U.S.C. Section 355) (“NDA”), Regulatory Applications, including any supplements, amendments or modifications submitted to or required by any Governmental Entity or any successor application or procedure) or other Permits granted by a Governmental Entity, owned by Seller and necessary for Exploitation of the Products in the Territory, including those identified on Schedule 11.01(d) attached hereto.

“Material Adverse Effect” means any change, effect, event or condition that, individually or in the aggregate, is, or would reasonably be expected have or result in a material adverse change in, or effect on, the assets, properties, liabilities, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following shall be deemed in and of itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change in economic conditions generally or capital and financial markets generally, (b) any change in the industry in which the Business operates or in which the Products are used or distributed, including changes that directly or indirectly result in increased operating costs or decrease in sales, (c) any change or proposed change in Laws or GAAP, or the enforcement or interpretation thereof, after the date of this Agreement, (d) any actions taken in order to comply with applicable Law, contracts or agreements, (e)  any failure by the Business to achieve any internal or external earnings or other financial projections or forecasts (provided, that this clause (e) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), (f) geographic and political conditions in or affecting jurisdictions in which the Business operates or the Products are sold, including hostilities, acts of war, sabotage, terrorism, military actions or other material international or national calamity or strife, or any escalation or worsening of any of the foregoing, (g) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Purchaser or any actions or threats by employees, customers, suppliers, licensors, distribution partners or other business partners, including those related to the Business or the Products, (h) any change resulting directly or indirectly from any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, epidemic, pandemic, health or healthcare crisis or other similar disasters, acts of God, weather conditions or other force majeure events in the U.S. or any other country or region in the world, including the impacts of such events, including on infrastructure, employees, travel, the markets and business generally, (i) changes resulting directly or indirectly from any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with Purchaser’s consent or waiver, or not taken because Purchaser withheld, delayed or conditioned its consent or waiver, or (j) any effect that is cured by Seller prior to the termination of this Agreement or the consummation of the transactions contemplated hereby; provided that, in the case of clauses (a), (b), and (c), above, if such change, effect, event or condition disproportionately affects the Business as compared to other businesses that operate in the industry and geographies in which Seller and the Business operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or will occur.

“Medicaid Rebate Program” means the rebate program established pursuant to 42 U.S.C. §1396r-8.

“Medicare Part D Coverage Gap Discount Program” means the rebate program pursuant to Section 1860D-14A and 1860D-43 of the Social Security Act and implementing regulations.

“Medicare Part D Prescription Drug Plan” means a Prescription Drug Plan as defined in 42 C.F.R. §423.4 or the Medicare Advantage Prescription Drug plan that has been approved by CMS to offer prescription drug coverage that is integrated with health care coverage provided under Part C of the Medicare Program to enrollees, and that satisfies the definition of an “MA-PD plan” under 42 C.F.R. § 423.4.

“Nouress Cash Consideration” means an amount equal to $2,000,000.

“Nouress Product” means Nouress (L-cysteine hydrochloride injection) N212535 approved by the FDA on December 13, 2019.

“Occurrence” means any accident, happening, event or Loss that is caused or allegedly caused by (a) any Product Exploited by or on behalf of Seller in connection with the Business on or prior to the Closing Date or (b) any claim or statement made or failed to have been made by Seller in connection with any of the foregoing, which, in either case, results or is alleged to have resulted in injury, death, economic harm or Loss to any Person, damage to or destruction of property (including damage to or destruction of the product itself) or Loss, at any time.

“Patents” means patents (as well as the relevant complementary protection certificates where applicable) and patent applications (including any divisions, continuations, continuations-in-part, provisional applications, reexamined versions or reissues thereof) whether or not patents are issued on any such applications and whether or not any such applications.

“Payment Claims” means any Rebates or Chargebacks, and without limiting the foregoing, includes prompt payment discounts, distribution service fees, and administrative fees charged by Customers.

“Payment Default” means any of the following: (a) Purchaser’s failure to make any Monthly Payment within [***] following the date due; (b) Purchaser’s failure to make the Change of Control Payment at or prior to the consummation of a Purchaser Change of Control; (c) Purchaser’s failure to make a Product Transfer Payment at or prior to the consummation of a Product Transfer; (d) an Insolvency Event; (e) the occurrence of an “Event of Default” (or similar term) (as defined in the Note Purchase Agreement, dated as of April 19, 2017, which has been amended and restated pursuant to the Second Amendment and Restatement Agreement, dated as of the date hereof, among Purchaser Parent, the Collateral Agent, Purchaser and the other parties thereto (as the same may be further amended, supplemented, restated or otherwise modified from time to time in accordance with, and as permitted by, the terms thereof and the Subordination Agreement, the “Note Purchase Agreement”)) and the effect of such occurrence is to cause any of the obligations in respect of the Note Purchase Agreement (the “Note Purchase Agreement Obligations”) to become due and payable prior to its stated maturity; (f) failure of Purchaser Parent or any of its Affiliates to pay when due or within any applicable grace period any principal, interest or other amount on the Note Purchase Agreement Obligations upon the final maturity of the obligations under the Note Purchase Agreement or (g) a breach of the Subordination Agreement by the Collateral Agent, Purchaser or Purchaser Parent that would, or reasonably would be expected to, prevent, restrict, impede or delay Seller’s ability to exercise its remedies under Section 3.05 hereof in any material respect; provided, that a Payment Default shall not occur to the extent any payment is not made in accordance with the offset rights set forth in Article IX; provided, further, that Purchaser shall promptly (and, in any event, within [***] of the occurrence thereof) upon any officer of Purchaser or Purchaser Parent obtaining knowledge thereof, provide written notice to Seller of the occurrence or existence of one or more Payment Defaults described in clauses (a) through (g) above.

“Permitted Liens” means: (a) Liens on goods in transit incurred pursuant to documentary letters of credit set forth on Schedule 11.01(e); (b) non-exclusive licenses of Intellectual Property as set forth on Schedule 11.01(e); and (c) Liens arising under the Royalty Agreements.

“Person” means a natural person, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, any other entity or organization, or a Governmental Entity or any department, agency or political subdivision thereof.

“Pharmacy Claim Payment Date” means the date on which a pharmacy or other entity dispenses the Product as reflected on Rebate claim utilization data.

“PHS 340B Program” means the drug discount program, available to “covered entities”, that is administered by the Health Resources and Services Administration pursuant to 42 U.S.C. §256b.

“Pre-Closing Accounts Payable” means all accounts payable of the Business incurred on or prior to the Closing Date, but not paid prior to the Closing Date, for which there are undisputed invoices, including those listed on Schedule 11.01(n).

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Products” means each pharmaceutical product identified on Schedule 11.01(f).

“Purchaser Change of Control” means (a) the consummation of a merger or consolidation of Purchaser (or its parent entity, if applicable) with or into another entity (except a merger or consolidation in which the holders of equity interests of Purchaser (or its parent entity, if applicable) immediately prior to such merger or consolidation continue to hold more than 50% of the outstanding voting equity interests of the surviving or resulting entity (or its parent entity) immediately after such transaction), (b) the transfer (whether by merger, consolidation or otherwise), directly or indirectly, in one transaction or a series of related transactions, to a Person or group of affiliated Persons, of equity interests of Purchaser if, after such transfer, such Person or group of affiliated Persons would be deemed an Affiliate of Purchaser (or any surviving entity (or its parent entity), if applicable), or (c) the sale of all or substantially all of the assets of Purchaser or the transfer of all or substantially all of the rights to all of the Products to a Third Party or Third Parties in one transaction or a series of related transactions, or the sale of a majority of the consolidated assets of Purchaser’s parent entity, taken as a whole (if applicable).

“Purchaser Fundamental Representations” means those representations and warranties contained in the first sentence of Section 6.01 (Organization and Organizational Power), Section 6.02 (Authorization), Section 6.05 (Brokerage), Section 6.06 (Sufficiency of Funds) and Section 6.07 (Solvency).

“Rebates” means any Customer Rebates, Medicaid Rebate Programs, TriCare Rebate Program and State Assistance Programs, based upon the utilization of the Products.

“Regulatory Applications” means copies of any and all applications (including pending NDAs) filed with any Governmental Entity by or on behalf of Seller or its Affiliates with respect to any of the Products for approval to develop, test, manufacture, process, distribute, import, market, store, label, package, promote, sell, or offer to sell the Products, and all supplements, amendments and revisions thereto, whether approved or pending.

“Regulatory Files” means copies of all U.S. regulatory files with respect to (a) Marketing Authorizations for the Products, (b) all adverse event reports and other data, information and materials relating to adverse experiences and other safety issues submitted to any Governmental Entity with respect to any of the Products and (c) all material correspondence with any Governmental Entity relating to any of the Products, including any safety reports or updates, complaint files and product quality reviews.

“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement between Seller, its affiliates and Purchaser, in the form of Exhibit E hereto.

“Royalty Agreement ” means each of the contracts listed on Schedule 11.01(g).

“Seller Fundamental Representations” means those representations and warranties contained in the first sentence of Section 5.01 (Organization and Organizational Power), Section 5.02 (Authorization), Section 5.05(a) (Title to Transferred Assets), Section 5.06 (Tax Matters) and Section 5.13 (Brokerage).

“Shared Contract” means each agreement, contract, arrangement, commitment, purchase order and other contract that relates to both (a) the Business or any Transferred Assets and (b) one or more other businesses or products of Seller or any of its Affiliates.

“State Assistance Programs” means any Medicaid supplemental rebate programs, state pharmaceutical assistance programs, and other state programs to provide pharmaceutical assistance for which Seller has entered into a rebate or discount agreement with a state effective prior to the Closing Date with respect to the Products.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Tax” (including with correlative meaning the term “Taxes”) means U.S. federal, state, local or non-U.S. taxes (including interest, penalties or additions associated therewith), including income, alternative, minimum, franchise, capital stock, profits, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, severances, disability, stamp, transfer, registration, sales, use, excise, premium, ad valorem, gross receipts and value-added taxes.

“Tax Returns” means any return, report, declaration, statement, information return or other document (including schedules, attachments or any related or supporting information and any amended returns) filed or required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Territory” means fifty (50) states of the United States of America and its territories, commonwealths, possessions and associated states, including the District of Columbia and the Commonwealth of Puerto Rico.

“Third Party” means any Person other than Seller, Purchaser or one of their respective Affiliates.

“Trademarks” means trademarks, service marks, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks and trade dress registrations and any registrations and applications for the foregoing to the extent exclusively related to a Product, together with all goodwill associated therewith.

“Trade Secrets” means information that derives independent economic value from not being generally well known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including confidential or proprietary information including customer, supplier, vendor and distributor lists and related data, invention disclosures, discoveries, lab notebooks or journals.

“Transaction Expenses” means all fees, commissions and expenses of attorneys, accountants, investment bankers and other similar advisors of Seller and its Affiliates.

“Transfer Letters” means the letters to be filed with the FDA, substantially in the form attached to this Agreement as Exhibit D-1, Exhibit D-2, Exhibit D-3 and Exhibit D-4, respectively, to transfer the Marketing Authorizations for the Products from Seller to Purchaser in accordance with 21 C.F.R. § 314.72.

“Transfer Taxes” means any U.S., state, county, local, non-U.S. and other sales, use, transfer, goods and services, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax, fee or charge imposed on or in connection with the transactions contemplated by or the instruments executed under or in connection with this Agreement or the recording of any sale, transfer, or assignment or property (or any interest therein) effected pursuant to this Agreement.

“Transferred Assets” means the assets, rights and interests of Seller and its Affiliates (a) exclusively relating to the Business, including the Inventory of the Product owned by Seller as of the Closing, the Marketing Authorizations for the Products, the Regulatory Files and the Transferred IP, (b) the Transferred Contracts (together with prepaid accounts thereunder), and (c) the other assets listed on Schedule 11.01(h).

“Transferred Contracts” means the agreements, contracts, licenses and purchase orders identified on Schedule 11.01(i).

“Transferred IP” means (a) the domain names identified on Schedule 11.01(j), (b) the Patents identified on Schedule 11.01(k), (c) the Trademarks identified on Schedule 11.01(l), (d) all other Intellectual Property listed on Schedule 11.01(m), and (e) all Know-How and other Intellectual Property owned by Seller and used or held for use exclusively in the operation of the Business or Exploitation of the Products.

“TriCare Rebate Program” means the rebate program described in the final rule published by the Department of Defense at 74 Fed. Reg. 11,279 to implement Section 703 of the National Defense Authorization Act of 2008, and includes rebates pursuant to any voluntary rebate agreement described therein.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Seller’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“VA Master Agreement” means an agreement between a pharmaceutical manufacturer and the Veterans Administration to implement the provisions of the Veterans Health Care Act of 1992, 38 U.S.C. § 8126;

“VA Pharmaceutical Pricing Agreement” means that certain Pharmaceutical Pricing Agreement between the Secretary of Veterans Affairs and Seller.

11.02       Rules of Construction and Other Definitional Provisions. For purposes of this Agreement, unless the express context otherwise requires:

(a)            the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”;

(b)            the word “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” unless used in conjunction with “either” or the like;

(c)            the words “herein,” “hereof”, “hereby”, “hereto,” “hereunder,” and words of similar import, will be construed to refer to this Agreement as a whole, as the context requires, and not to any particular provision hereof;

(d)            the phrase “ordinary course of business” means “ordinary course of business consistent with past practice;”

(e)            whenever this Agreement refers to a number of days or months without using a term otherwise defined herein, such number refers to calendar days or months, respectively;

(f)            all references to “$” shall be deemed references to United States dollars;

(g)            the word “shall” will be construed to have the same meaning and effect as the word “will;”

(h)            references herein to Articles, Sections, clauses, Exhibits and Schedules refer, respectively, to the Articles, Sections and clauses of, and the Exhibits and Schedules attached to, this Agreement;

(i)             each reference to an agreement, instrument, plan or other document means such agreement, instrument, plan or other document as amended, supplemented or otherwise modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(j)              each reference to a law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof;

(k)             accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP, and, to the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control;

(l)              the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; and

(m)            this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

11.03         References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

11.04         Index of Defined Terms.

Page

Affiliate	32
Agreement	1
Agreement Dispute	28
Ancillary Agreements	32
Assumed Liabilities	32
Business	32
Business Day	33
Business Transfer Documents	2
Business Transfer Effective Date	33
Cap	25
cGMP	33
Change of Control Payment	6
Chargebacks	33
Claims	7
Closing	2
Closing Cash Consideration	33
Closing Date	2
Code	5
Collateral	33
Collateral Agent	3
Controlling Party	28
Customer Rebates	33
Customers	33

Page

Deal Communications	29
Deductible	25
Default Amount	7
Default Fee	7
Default Payment	7
Disclosure Schedules	9
Environmental Laws	33
Excluded Assets	34
Excluded Liabilities	34
Exploit	34
Federal Health Care Programs	14
Fraud	34
GAAP	34
Goodwin	2
Governmental Entity	34
Hazardous Materials	35
Healthcare Regulatory Laws	35
Indemnified Parties	27
Indemnified Party	27
Indemnifying Parties	27
Indemnifying Party	27
Insolvency Event	35
Intellectual Property	35

Inventory	36
Inventory Sell-Down Period	36
IP Transfer Documents	2
Know-How	36
Knowledge	36
Law	36
L-Cysteine Cash Consideration	38
Liabilities	36
Licensed Marks	36
Liens	36
Loss	36
Marketing Authorization	36
Material Adverse Effect	37
Medicaid Rebate Program	37
Medicare Part D Coverage Gap Discount Program	37
Medicare Part D Prescription Drug Plan	38
Monthly Payment	4
Monthly Payments	4
Non-controlling Party	28
Nouress Litigation	23
Nouress Product	38
Occurrence	38
OFAC	14
Party, Parties	1
Patents	38
Payment Claims	38
Payment Default	38
Permits	13
Permitted Liens	39
Person	39
Pharmacy Claim Payment Date	39
PHS 340B Program	39
Pre-Closing Accounts Payable	39
Privileged Communications	29
Proceeding	39
Product Transfer	6
Product Transfer Payment	6
Products	39
Purchase	1
Purchase Price	4
Purchaser	1

Purchaser Change of Control	39
Purchaser Fundamental Representations	39
Purchaser Guaranteed Obligations	31
Purchaser Indemnified Party	24
Purchaser Parent	1
Rebates	40
Regulatory Applications	40
Regulatory Files	40
Release	3
Restrictive Covenant Agreement	40
Royalty Agreements	40
sanctioned country	15
Schedule	9
Seller	1
Seller Fundamental Representations	40
Seller Guaranteed Obligations	31
Seller Indemnified Party	24
Seller NDC	20
Seller Parent	1
Shared Contract	40
State Assistance Programs	40
Subordination Agreement	3
Subsidiary	40
Tax	41
Tax Claim	30
Tax Returns	41
Territory	41
Third Party	41
Trade Secrets	41
Trademarks	41
Transaction Expenses	41
Transfer Letters	41
Transfer Taxes	41
Transferred Assets	42
Transferred Contracts	42
Transferred IP	42
TriCare Rebate Program	42
UCC	42
Unaffiliated Party	29
Unaffiliated Party Suit	29
VA Master Agreement	42
VA Pharmaceutical Pricing Agreement	42

Article XII

MISCELLANEOUS

12.01            Press Releases and Communications. Each of the Parties is permitted to make a press release announcing transactions contemplated herein; provided, that the form and substance of any such press release shall be provided to the other Party for review and any timely comments provided will be considered by such Party in good faith prior to issuing such press release; provided, further, that in no event shall a Party or its Affiliates be restricted from making any public announcements required by Law or the listing requirements of the Nasdaq (on the reasonable advice of counsel). If either Party, based on the advice of its counsel, determines that this Agreement, or any of the Ancillary Agreements, must be publicly filed with a Governmental Entity, then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) which it intends to file, and will give due consideration to any comments provided by the other Party or its counsel.

12.02            Expenses. Except as otherwise expressly provided herein, all costs, fees and expenses incurred in connection with the negotiation of this Agreement, the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the Party incurring such cost or expense.

12.03            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) upon confirmation of receipt when transmitted by electronic mail, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Purchaser or Purchaser Parent:

Exela Sterile Medicines LLC

PO Box 818,

Lenoir, NC 28645-0818

Attention: Phanesh Koneru

Email: phanesh@exela.us

with copies (which shall not constitute notice) to:

Brown Rudnick LLP

7 Times Square
New York, NY

Attention: Catherine Gardner

Email: cgardner@brownrudnick.com

Notices to Seller or Seller Parent:

Avadel Legacy Pharmaceuticals, LLC
16640 Chesterfield Grove Road, Suite 200

Chesterfield, MO 63005
Attention:      Legal Department
Email: legal@avadel.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Ave

Boston, Massachusetts 02110
Attention:     Robert Puopolo and Jason Breen
Email:           rpuopolo@goodwinlaw.com; jbreen@goodwinlaw.com

Or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

12.04            Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by (a) Purchaser without the prior written consent of Seller, or (b) Seller without the prior written consent of Purchaser. Notwithstanding the foregoing, Purchaser may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its Subsidiaries or Affiliates so long as Purchaser remains liable for all obligations of Purchaser’s obligations hereunder. For the avoidance of doubt, any permitted assignment to an Affiliate shall be deemed null and void as of the time of the assignment if, following such assignment, such Affiliate ceases to be an Affiliate of the assigning Party. Any attempted assignment or transfer in violation of this Section 12.04 shall be null and void.

12.05            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such provision shall be modified or eliminated to the minimum extent necessary to achieve, to the extent possible, the purpose of such provision, and the Agreement shall otherwise remain in full force and effect and enforceable; provided, that such modification or elimination does not affect the economic or legal substance of this Agreement or transactions contemplated by this Agreement in a manner adverse to any Party.

12.06            Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections; provided, however, that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent its relevance is reasonably apparent on its face. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall, to the extent its relevance is reasonably apparent on its face, be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article V of this Agreement whether or not such representations and warranties refer to such Schedule or any Schedule; provided, that the disclosures and information in the Schedules shall not constitute a representation or warranty and shall not expand any representation or warranty in Article V. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, if Seller or a Person acting on its behalf posts a document to the online data room hosted on behalf of Seller and located at Merrill Datasite, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to Purchaser by Seller.

12.07            Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by Purchaser and Seller.

12.08            Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the Parties with respect to the subject matter hereof. In the event of any conflict between this Agreement and any agreement entered into in connection herewith, including any Ancillary Agreement, the provisions of this Agreement will control. The Parties agree that no Ancillary Agreement is intended or will be construed in any way, to enhance, decrease or otherwise modify any of the rights or obligations of Purchaser, Seller or any of their respective Affiliates from those contained in this Agreement.

12.09            Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.10            Purchaser Deliveries.  Purchaser agrees and acknowledges that all documents or other items delivered or made available to Purchaser’s Representatives shall be deemed to be delivered or made available, as the case may be, to Purchaser for all purposes hereunder.

12.11            Delivery by Electronic Transmission.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party or thereto shall re–execute original forms thereof and deliver them to all other Parties. No Party or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.

12.12            Counterparts; Effectiveness. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

12.13            Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Neither this Agreement nor any right or obligation of any of the Parties under this Agreement shall be governed by the U.N. Convention on Contracts for the International Sale of Goods, and the Parties to this Agreement expressly waive or disclaim, as the case may be, any right or obligation they may have under this Agreement pursuant to the U.N. Convention on Contracts for the International Sale of Goods.

12.14            Jurisdiction. Except as otherwise expressly provided in this Agreement, any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.15            Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS AMONG THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.16            Non-Recourse. Except as expressly set forth herein, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties. Except to the extent named as a Party, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any Party or successor or assignee of any of the foregoing will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties or for any claim based upon, arising out of or related to this Agreement. IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, SPECULATIVE, TREBLE OR PUNITIVE DAMAGES, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, LOST REVENUE, INCOME OR PROFITS, DIMINUTION IN VALUE OR SIMILAR ITEMS FROM THE OTHER PARTY HERETO (OR ANY AFFILIATE OF SUCH OTHER PARTY HERETO), EXCEPT THAT THE COURT SHALL HAVE THE POWER TO AWARD ANY RELIEF PROVIDED BY GOVERNING STATUTE (IT BEING UNDERSTOOD THAT THIS WAIVER DOES NOT COVER ANY RIGHT TO INDEMNITY FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, LOST PROFITS, DIMINUTION IN VALUE OR SIMILAR ITEMS PAYABLE TO THIRD PARTIES THAT MAY BE IMPOSED OR OTHERWISE INCURRED).

12.17       Specific Performance.

(a)            Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

(b)            To the extent any Party brings any Proceeding before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus [***], or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

12.18            Time is of the Essence. The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first above written.

Purchaser:	Exela Sterile MEdicines LLC

	By:	/s/ Phanesh Koneru
Name: Phanesh Koneru
Title: President and CEO

Purchaser Parent:	Exela HOLDINGS, INC.

	By:	/s/ Phanesh Koneru
Name: Phanesh Koneru
Title: Chief Executive Officer
Seller:
AVADEL LEGACY PHARMACEUTICALS, LLC

	By:	/s/ Gregory J. Divis
Name: Gregory J. Divis
Title: President

Seller Parent:	AVADEL US HOLDINGS, INC.

	By:	/s/ Thomas S. McHugh
Name: Thomas S. McHugh
Title: President

[Signature Page to Asset Purchase Agreement]